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Exhibit 2.5

SHARE PURCHASE AGREEMENT

        SHARE PURCHASE AGREEMENT, dated as of July 24, 2002 (this "Agreement"), among LIBERATE TECHNOLOGIES, a Delaware corporation ("Parent"), 2014120 ONTARIO INC., a corporation incorporated under the Business Corporation Act (Ontario) (the "BCA") and a wholly owned subsidiary of Parent ("Purchase Sub"), SIGMA SYSTEMS GROUP (CANADA) INC., a corporation incorporated under the BCA (the "Company"), the holders listed on the signature pages hereto (each a "Holder" and, collectively, the "Holders") of certain of the issued and outstanding shares of the Company, and Arjun Jasuja as the representative of the Holders (the "Shareholders' Representative"). For purposes of this Agreement, in the event that the Reorganization has been completed, "Company" shall mean Amalco (as defined in Schedule 6.09), where applicable.

W I T N E S S E T H

        WHEREAS, each Holder owns such number of (i) non-voting common shares of the Company (the "Company Common Shares"), (ii) Class A Series-1 Preferred Shares of the Company (the "Company Class A Series-1 Preferred Shares"), (iii) Class A Series-2 Preferred Shares of the Company (the "Company Class A Series-2 Preferred Shares" and, together with the Company Class A Series-1 Preferred Shares, (the "Company Class A Preferred Shares") and (iv) Class B Preferred Shares of the Company (the "Company Class B Preferred Shares" and, together with the Company Class A Preferred Shares, the "Company Preferred Shares") as is set forth opposite such Holder's name on Exhibit A to this Agreement (collectively, such shares shall be referred to herein as the "Pre-Reorganization Company Shares");

        WHEREAS, it is anticipated that, prior to the consummation of the transactions contemplated herein, the Company and its shareholders shall complete the Reorganization, as a result of which the Holders shall own such shares of the Company (collectively, the "Company Shares") as is described in Schedule 6.09 (for purposes of this Agreement, prior to the completion of the Reorganization, "Company Shares" shall refer to the "Pre-Reorganization Company Shares");

        WHEREAS, the Holders wish to sell to Purchase Sub, and Purchase Sub wishes to purchase, the Company Shares held by the Holders (such purchase and sale referred to herein as the "Transaction"), upon the terms and subject to the conditions set forth herein;

        WHEREAS, in the event that the Reorganization is abandoned pursuant to this Agreement, the Holders wish to sell to Purchase Sub, and Purchase Sub wishes to purchase, the Pre-Reorganization Company Shares held by the Holders (such purchase and sale referred to herein as the "Alternative Transaction"), upon the terms and subject to the conditions set forth on Exhibit B to this Agreement;

        WHEREAS, the Board of Directors of each of Parent and Purchase Sub has (i) determined that the transactions contemplated by this Agreement are consistent with and in furtherance of the long-term business strategy of Parent and Purchase Sub and fair to, and in the best interests of, Parent, Purchase Sub and their respective stockholders and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement;

        WHEREAS, the Board of Directors of the Company has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the shareholders of the Company approve and adopt the transactions contemplated hereby to the extent shareholder approval is required;

        WHEREAS, in connection with the Transaction, a portion of the Transaction Consideration shall be placed in escrow by Purchase Sub, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Purchase Sub's willingness to enter into this Agreement, each individual listed in SECTION 7.02(g) of the Disclosure Schedule is entering into a non-solicitation and non-competition agreement with Parent (each a "Non-Competition Agreement"); and

        WHEREAS, certain capitalized terms used in this Agreement are defined in SECTION 10.02 of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, intending to be legally bound hereby, Parent, Purchase Sub, the Company, the Holders and the Shareholders' Representative hereby agree as follows:

ARTICLE I
THE TRANSACTION

        SECTION 1.01    Sale of the Company Shares.    Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Holders shall sell, assign, transfer, convey and deliver to Purchase Sub, and Purchase Sub shall purchase, acquire and accept for delivery from the Holders, the Company Shares free and clear of all encumbrances.

        SECTION 1.02    Closing.    As promptly as practicable (but in any event within four business days) following the satisfaction or, if permissible by the express terms of this Agreement (it being understood that Parent may not waive the closing condition set forth in SECTION 7.02(r) relating to the Reorganization prior to August 12, 2002), waiver of the conditions set forth in ARTICLE VII (or such other date as may be agreed by each of the parties hereto), the sale and purchase of the Company Shares shall take place at a closing (the "Closing") to be held at the offices of Stikeman Elliott ("Stikeman"), 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date."

        SECTION 1.03    Closing Deliveries by the Holders.    No later than two Business Days prior to Closing, the Company and the Shareholders' Representative shall deliver a schedule setting forth the Transaction Consideration to be received by each Holder. At the Closing, each of the Holders shall deliver or cause to be delivered to Purchase Sub (i) certificates evidencing the Company Shares owned by such Holder with duly executed stock powers and any other documents necessary for the transfer of good and marketable title to the Company Shares; (ii) a receipt for the Transaction Consideration less the Escrow Amount; and (iii) each of the opinions, certificates and other documents required to be delivered by the Holders pursuant to SECTION 7.02.

        SECTION 1.04    Closing Deliveries by Purchase Sub.

          (a)  At the Closing, Purchase Sub shall deliver to each Holder:

            (i)    a check or wire transfer, in the amount of such Holder's Transaction Consideration determined in accordance with SECTION 2.01 and as adjusted in accordance with SECTION 2.05, less the Holder's pro rata share of the Escrow Amount, determined in accordance with section 2.03; and

            (ii)  each of the certificates and other documents required to be delivered by Purchase Sub pursuant to SECTION 7.03.

          (b)  At the Closing, Purchase Sub shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount.

ARTICLE II
PURCHASE AND SALE OF THE COMPANY SHARES

        SECTION 2.01    Transaction Consideration.

          (a)    Reorganization Completed.    In the event that the Reorganization has occurred, then on the Closing Date, subject to the escrow provisions of SECTION 2.03, Purchase Sub shall pay the following consideration to the Holders for the Company Shares:

            (i)    each Amalco Class A Series-1 Share held by a Holder shall be purchased for the Class A Series-1 Per Share Price;

            (ii)  each Amalco Class A Series-2 Share held by a Holder shall be purchased for the Class A Series-2 Per Share Price;

            (iii)  each Amalco Class C Share held by a Holder shall be purchased for the Class C Per Share Price;

            (iv)  each Amalco Class D Share held by a Holder shall be purchased for the Class D Per Share Price; and

            (v)  each Amalco Class E Share held by a Holder shall be purchased for the Class E Per Share Price.

          (b)    Reorganization Abandoned.    In the event that the Reorganization has been abandoned pursuant to SECTION 6.09, then on the Closing Date, subject to the escrow provisions of SECTION 2.03 and the other applicable provisions of this Agreement, Purchase Sub shall pay to the Holders the consideration described on Exhibit B for the Pre-Reorganization Company Shares.

          (c)  As used in this Agreement, the following terms have the following meanings:

            (i)    "Amalco Class A Series-1 Share" means the Class A Shares, Series-1 in the capital of Amalco.

            (ii)  "Amalco Class A Series-2 Share" means the Class A Shares, Series-2 in the capital of Amalco.

            (iii)  "Amalco Class C Shares" means the Class C Shares in the capital of Amalco.

            (iv)  "Amalco Class D Shares" means the Class D Shares in the capital of Amalco.

            (v)  "Amalco Class E Shares" means the Class E Shares in the capital of Amalco.

            (vi)  "Class A Series-1 Consideration" means $20,945,360.

            (vii) "Class A Series-1 Fully Diluted Share Amount" means the number of shares of Amalco Class A Series-1 Shares equal to the sum of (x) the number of shares of Amalco Class A Series-1 Shares issued and outstanding immediately prior to Closing and (y) the number of shares of Amalco Class A Series-1 Shares issuable upon exercise, conversion or exchange of all securities issued and outstanding immediately prior to the Closing that are exercisable, convertible or exchangeable for shares of Company Class A Series-1 Shares.

            (viii)  "Class A Series-1 Per Share Price" means the Class A Series-1 Consideration divided by the Class A Series-1 Fully Diluted Share Amount.

            (ix)  "Class A Series-2 Consideration" means $12,000,000.

            (x)  "Class A Series-2 Fully Diluted Share Amount" means the number of shares of Company Class A Series-2 Shares equal to the sum of (x) the number of shares of Company Class A Series-2 Shares issued and outstanding immediately prior to the Closing and (y) the number of shares of Company Class A Series-2 Shares issuable upon exercise, conversion or exchange of all securities issued and outstanding immediately prior to the Closing that are exercisable, convertible or exchangeable for shares of Company Class A Series-2 Shares.

            (xi)  "Class A Series-2 Per Share Price" means the Class A Series-2 Consideration divided by the Class A Series-2 Fully Diluted Share Amount.

            (xii) "Class C Consideration" means $5,100,000.

            (xiii)"Class C Fully Diluted Share Amount" means the number of shares of Amalco Class C Shares equal to the sum of (x) the number of shares of Amalco Class C Shares issued and outstanding immediately prior to the Closing and (y) the number of shares of Amalco Class C Shares issuable upon exercise, conversion or exchange of all securities issued and outstanding immediately prior to the Closing that are exercisable, convertible or exchangeable for shares of Amalco Class C Shares.

            (xiv) "Class C Per Share Price" means the Class C Consideration divided by the Class C Fully Diluted Share Amount.

            (xv) "Class D Consideration" means $20,946,140, which may be proportionately increased or decreased, as the case may be, pursuant to SECTION 2.05.

            (xvi)  "Class D Fully Diluted Share Amount" means the number of shares of Amalco Class D Shares equal to the sum of (x) the number of shares of Amalco Class D Shares issued and outstanding immediately prior to the Closing and (y) the number of shares of Amalco Class D Shares issuable upon exercise, conversion or exchange of all securities issued and outstanding immediately prior to the Closing that are exercisable, convertible or exchangeable for shares of Amalco Class D Shares.

            (xvii)  "Class D Per Share Price" means the Class D Consideration divided by the Class D Fully Diluted Share Amount.

            (xviii)  "Class E Consideration" means $8,500.

            (xix) "Class E Fully Diluted Share Amount" means the number of shares of Amalco Class E Shares equal to the sum of (x) the number of shares of Amalco Class E Shares issued and outstanding immediately prior to the Closing and (y) the number of shares of Amalco E Shares issuable upon exercise, conversion or exchange of all securities issued and outstanding immediately prior to the Closing Date that are exercisable, convertible or exchangeable for shares of Amalco Class E Shares.

            (xx) "Class E Per Share Price" means the Class E Consideration divided by the Class E Fully Diluted Share Amount.

            (xxi) "Founder" means those Holders designated as "founders" on the signature pages hereto.

            (xxii)  "Founder Aggregate Consideration" means the aggregate of the Class C Consideration, Class D Consideration and the Class E Consideration increased or decreased, as the case may be, pursuant to SECTION 2.05.

            (xxiii)  "Non-Founder" means all equity holders of the Company except the Holders.

            (xxiv)  "Transaction Consideration" means the sum of the (i) Class A Series-1 Consideration, (ii) Class A Series-2 Consideration, and (iii) Founder Aggregate Consideration on the Closing Date as adjusted pursuant to SECTION 2.05(b).

          (d)  In the event that the Reorganization has occurred, Parent shall satisfy promptly any outstanding obligations of 1430416 Ontario Inc. ("Holdco") incurred (i) pursuant to the purchase of shares from Non-Founders as further described in Step 2 of Schedule 6.09 and (ii) the redemption (as further described in Step 4 of Schedule 6.09), and such obligations shall be $3,000,000.

          (e)  For the avoidance of doubt, in the event that the Reorganization is consummated, the aggregate Transaction Consideration shall be (i) the amount incurred pursuant to

  SECTION 2.01(d) (which amount shall be $3,000,000), (ii) $59,000,000 inclusive of the Escrow Amount and subject to adjustments under SECTION 2.05, and (iii) options to purchase shares of Parent Stock as described in SECTION 2.04.

        SECTION 2.02    Plan Holders.    In the event that the Reorganization has been abandoned, each Plan Holder (as defined in Exhibit B) shall, subject to the provisions of this Agreement, receive the consideration described on Exhibit B.

        SECTION 2.03    Escrow Fund.

          (a)    Escrow.    Prior to or simultaneously with the Closing, the Holders, the Shareholders' Representative, the Escrow Agent, Purchase Sub and Parent shall enter into an escrow agreement (the "Escrow Agreement") with an escrow agent selected by Purchase Sub and reasonably acceptable to the Shareholders' Representative (the "Escrow Agent") substantially in the form of Exhibit C hereto. Pursuant to the terms of the Escrow Agreement, Purchase Sub shall deposit $9,000,000 of the Transaction Consideration ("Escrow Amount") into an escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). Any Escrow Amount in the Escrow Account is referred to herein as the "Escrow Fund". As of the Closing Date, the Purchase Sub shall have deposited with the Escrow Agent each such Holder's relative pro rata interest in the Escrow Fund as determined as of the Closing by reference to the total amount of Transaction Consideration to which such Holder is entitled as compared to the total amount of Transaction Consideration to which all Holders are entitled, without any act of such Holders. Distributions of any Escrow Amount from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. Parent, Purchase Sub, and the Holders agree that, to the maximum extent permitted by law, any payment made to the Shareholders' Representative on behalf of the Holders or to any Holder pursuant to the Escrow Agreement shall be treated for purposes of the Code as an installment sale payment. Parent, Purchase Sub and the Founders agree that the Founders pro rata interest in the Escrow Fund shall be deducted from the Class D Consideration.

          (b)    Withholding Rights.    Purchase Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Escrow Agreement to any Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the of the United States Internal Revenue Code of 1986, as amended (the "Code"), the Income Tax Act (Canada) (the "ITA"), or any provision of any Tax Law; provided, however, that Purchase Sub shall first confer in good faith with the Shareholders' Representative as to the propriety of such withholding. Each Holder that is a non-resident of Canada (a "Non-Resident Holder") agrees to deliver to Purchase Sub, on or before Closing, a certificate (a "Certificate") issued pursuant to Section 116 of the ITA in respect of the sale of the Company Shares owned by the Non-Resident Holder. The Certificate shall contain a "certificate limit" at least equal to the Transaction Consideration in respect of such Company Shares.

  Where a Non-Resident Holder fails to deliver a Certificate to Purchase Sub, on or before the Closing, having a certificate limit equal to or greater than the Transaction Consideration in respect of the Company Shares owned by the Non-Resident Holder, Purchase Sub shall be entitled to withhold from the Transaction Consideration in respect of such Company Shares one-quarter of the amount by which the Transaction Consideration in respect of such Company Shares exceeds such certificate limit (the "Withheld Amount"). The Withheld Amount shall be held in trust for Purchase Sub by Purchase Sub's solicitors on the conditions set out below.

  Purchase Sub agrees that the Withheld Amount shall be held in trust by its solicitors until the earliest day (i) on which the Non-Resident Holder furnishes Purchase Sub with a Certificate having a certificate limit equal to or greater than the Transaction Consideration in respect of the Company Shares owned by the Non-Resident Holder; or (ii) that is 28 days following the last day of the month during which the Closing Date occurs (the "Remittance Date"). If, on or before the Remittance Date, the Non-Resident Holder provides Purchase Sub with a Certificate having a certificate limit equal to or greater than the Transaction Consideration in respect of the Company

  Shares owned by the Non-Resident Holder, Purchase Sub shall direct its solicitors to release and pay the Withheld Amount to the Non-Resident Holder by check or wire transfer. If, on or before the Remittance Date, the Non-Resident Holder provides Purchase Sub with a Certificate having a certificate limit less than the Transaction Consideration in respect of the Company Shares owned by the Non-Resident Holder, Purchase Sub shall direct its solicitors to release and pay to the Non-Resident Holder, by check or wire transfer, the Withheld Amount less one-quarter of the amount by which the Transaction Consideration in respect of such Company Shares exceeds the certificate limit. If, on or before the Remittance Date, the Non-Resident Holder has failed to provide Purchase Sub with a Certificate, Purchase Sub may instruct its solicitors to release and pay the Withheld Amount (or any remaining portion of the Withheld Amount) to the Receiver General for Canada on account of the Non-Resident Holder's Canadian income tax liability under the ITA and shall furnish the Non-Resident Holder with a receipt confirming that such remittance has been made on behalf of the Non-Resident Holder.

          (c)    Lost Certificates.    If any Company Share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder claiming such Company Share certificate to be lost, stolen or destroyed and, if required by Purchase Sub, the posting by such Holder of a bond, in such reasonable amount as Purchase Sub may direct, as indemnity against any claim that may be made against it with respect to such Company Share certificate, Purchase Sub shall issue the applicable Transaction Consideration to which such Holder is entitled pursuant to the provisions of this ARTICLE II.

        SECTION 2.04    Company Stock Options.

          (a)    Unvested Company Options.    At the Closing Date, Parent shall assume (i) all unvested Company Options (as defined in SECTION 3.04(b)) issued by the Company pursuant to the Stock Plan, California Plan or the Nicolle Agreements (all as defined in SECTION 3.04(b)) and (ii) the Stock Plan, California Plan and Nicolle Agreements (all as defined in SECTION 3.04(b)). The Company's repurchase right with respect to any unvested shares acquired by the exercise of Company Options shall be assigned to Parent without any further action on the part of Company or the holder of such unvested shares. (1) In the event that the Reorganization has occurred, immediately upon the Closing Date, each unvested Company Option to purchase Units (as defined in this SECTION 2.04(a)) outstanding immediately prior to the Closing Date, other than the unvested Company Options to purchase the Company Class B Preferred Shares pursuant to the Nicolle Agreement shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Closing Date, such number of shares of Parent's Common Stock (rounded down to the nearest whole number) ("Reorganization Parent Share") that is equal to the quotient obtained by dividing (x) the product obtained by multiplying (i) the number of units (each, a "Unit"), with each unit representing one Company Common Share and one Company Class B Preferred Share, subject to such unvested Company Option by (ii) the sum of the Class C Per Share Price, Class D Per Share Price and Class E Per Share Price, by (y) the Parent Price (as defined in this SECTION 2.04(a)); and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Closing Date divided by the ratio of the Reorganization Parent Share over the number of units subject to such unvested Company Option immediately prior to the Closing Date (rounded up to the nearest whole cent). In the event that the Reorganization has occurred, immediately upon the Closing Date, each unvested Company Option to purchase the Company Class B Preferred Shares pursuant to the Nicolle Agreements outstanding immediately prior to the Closing Date shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Closing Date (including any amendments to the Nicolle Agreements pursuant to an agreement between Stephen Nicolle and Parent), such number of shares of Parent's Common Stock (rounded down to the nearest whole number) ("Nicolle Parent Share") that is equal to the quotient obtained by dividing (x) the product obtained by multiplying (i) the number of Company Class B Preferred

  Shares subject to such unvested Company Option by (ii) the Class D Per Share Price by (y) the Parent Price (as defined in this SECTION 2.04(a)); and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Closing Date divided by the ratio of the Nicolle Parent Share over the number of Company Class B Preferred Shares subject to such unvested Company Option immediately prior to the Closing Date (rounded up to the nearest whole cent). (2) In the event that the Reorganization has been abandoned, each unvested Company Option outstanding immediately prior to the Closing Date shall be deemed to constitute an option to acquire that number of Parent Shares (as defined in Exhibit B) as described on Exhibit B. The "Parent Price" means the average closing price per share on the NASDAQ National Market of Parent's Common Stock for the ten trading days ending two trading days prior to the Closing Date. The following example will illustrate the previously described formula and specify the total number of shares of Parent Common Stock that will be issuable under the assumed Company Options (excluding the options granted pursuant to the Nicolle Agreements), based on the following assumptions: (a) assume that the total number of Units subject to unvested Company Options is 3,391,300, the sum of the Class C Per Share Price, Class D Per Share Price and Class E Per Share Price is $0.3065 and the Parent Price is $2.50; (b) then the maximum number of shares of Parent Common Stock issuable under the assumed Company Options (excluding the options granted pursuant to the Nicolle Agreements) is 415,773, which is equal to: (3,391,300)($0.3065)/$2.50. The term, vesting schedule and all of the other terms of the Company Options shall otherwise remain unchanged unless amended with the consent of the Holder of the Company Option. Within 30 business days after the Closing Date, Parent will issue to each person who, immediately prior to the Closing Date, was a holder of an unvested Company Option a document evidencing the foregoing assumption of such option by Parent. As soon as practicable after the Closing Date (but in any event within 45 days), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Parent Common Stock subject to assumed Company Options to the extent permitted by United States federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (b)    Vested Company Options.    In the event that the Reorganization has been abandoned, upon the Closing Date, each vested Company Option issued by the Company pursuant to the Stock Plan, California Plan or Nicolle Agreement shall be treated as set forth on Exhibit B.

        SECTION 2.05    Determination of Company Cash Balance, Company Transaction Expenses and Company Working Capital; Adjustment to Consideration Payable to Founders.

          (a)    Pre-Closing Company Certificate.    No later than five business days and no earlier than ten business days prior to the Closing Date, the Company shall prepare a certificate (the "Pre-Closing Company Certificate") that contains: (i) an estimated balance sheet of the Company (the "Closing Balance Sheet") as of the Closing Date, (ii) a calculation of the estimated Company Working Capital (as defined in SECTION 2.05(h)) as of the Closing Date, (iii) an estimate of the Company Cash Balance (as defined in SECTION 2.05(h)) as of the Closing Date and (iv) an estimate of the Company Transaction Expenses (as defined in SECTION 6.06) as of the Closing Date. The Company shall deliver the Pre-Closing Company Certificate to Purchase Sub no later than five business days prior to the Closing Date. Following receipt of the Pre-Closing Company Certificate, Purchase Sub shall have the right to review the Pre-Closing Company Certificate. No later than one business day prior to the Closing Date, the Company shall deliver to Parent a final certificate (the "Closing Company Certificate") identical to the Pre-Closing Company Certificate; provided, however, that the Closing Company Certificate shall include any revisions reasonably requested by Parent following its review of the Pre-Closing Company Certificate and any revisions reasonably considered appropriate by the Company. To the extent a dispute arises regarding the Company Working Capital or Closing Cash Balance, such dispute shall be submitted to Ernst &

  Young for resolution within three days. The Closing Balance Sheet and the calculation of Company Working Capital, Company Cash Balance and Company Transaction Expenses (x) shall be prepared in accordance with U.S. GAAP applied on a consistent basis with those used in preparing the Audited and Interim Financial Statements and (y) shall include the same line items as the Reference Balance Sheet (all as defined in SECTION 3.08).

          (b)    Adjustment at Closing to Aggregate Consideration Payable to Founders.

            (i)    Company Cash Balance Adjustments.    If and to the extent the Company Cash Balance as shown in the Closing Company Certificate is not $20.3 million (the "Threshold Cash Balance"), the pre-adjusted Founder Aggregate Consideration of $26,054,640 shall be (i) reduced by $1 for every $1 the Company Cash Balance is below the Threshold Cash Balance; and (ii) increased by $1 for every $1 that the Company Cash Balance is greater than the Threshold Cash Balance (both (i) and (ii), the "Closing Cash Adjustment"); provided, however, that if the Company has paid any Transaction Expenses on or prior to the Closing Date (the "Pre-Closing Transaction Expenses"), the Threshold Cash Balance shall be reduced by an amount equal to such payment.

            (ii)  Closing Transaction Expenses Reduction.    If and to the extent the Company Transaction Expenses as shown in the Closing Company Certificate exceed $200,000 (the "Threshold Transaction Expenses"), the pre-adjusted Founder Aggregate Consideration of $26,054,640 shall be reduced by $1 for every $1 the Company Transaction Expenses exceed the Threshold Transaction Expenses (the "Closing Expense Deduction").

          (c)    Post-Closing Review; Preparation of Post-Closing Certificate.    As soon as practicable, but in no event later than 60 days following the Closing Date, Purchase Sub shall prepare a certificate that sets forth the Company Cash Balance and Company Transaction Expenses as of the Closing Date (the "Post-Closing Certificate").

          (d)    Review of Post-Closing Certificate.    Purchase Sub shall deliver a copy of the Post-Closing Certificate to the Shareholders' Representative promptly after it has been prepared. After receipt of the Post-Closing Certificate, the Shareholders' Representative shall have 15 days to review the Post-Closing Certificate. Unless the Shareholders' Representative delivers written notice to Purchase Sub on or prior to the 15th day after receipt of the Post-Closing Certificate stating that it has objections to the Post-Closing Certificate (and setting forth in reasonable detail its calculation of disputed items), the Shareholders' Representative shall be deemed to have accepted and agreed to the Post-Closing Certificate. If the Shareholders' Representative so notifies Purchase Sub of its objections to the Post-Closing Certificate, the parties shall, within 45 days (or such longer period as the parties may mutually agree) following such notice (the "Resolution Period"), attempt to resolve their differences, and any resolution by them as to any disputed amounts that are communicated in writing to the Escrow Agent jointly by the parties shall be final, binding and conclusive.

          Any amounts remaining in dispute at the conclusion of the Resolution Period (the "Unresolved Items") shall be submitted for resolution to Ernst & Young (or such other internationally recognized firm of independent public accountants to be mutually agreed) (the "Independent Auditors") within ten days after the expiration of the Resolution Period. The Independent Auditors' resolution of the Unresolved Items shall be made within 45 days of the submission of the Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Purchase Sub and the Shareholders' Representative and shall be final, binding and conclusive, absent fraud or manifest error. The term "Adjusted Amounts," as used in this Agreement, shall mean the definitive Company Cash Balance and Company Transaction Expenses agreed to (or deemed agreed to) by Purchase Sub and the Shareholders' Representative or, if Unresolved Items are submitted to the Independent Auditors, such definitive Company Cash Balance and Company Transaction Expenses, as adjusted to reflect the determination of the Independent Auditors.

          (e)    Post-Closing Adjustment to Aggregate Consideration Payable to Founders.

            (i)    Company Cash Balance Adjustment.    If the Company Cash Balance as shown in the Adjusted Amount is less than the Company Cash Balance as shown in the Closing Company Certificate (the difference in amounts referred to as the "Company Cash Shortfall"), then Purchase Sub shall deliver written notice to the Escrow Agent and the Shareholders' Representative specifying the amount of the Company Cash Shortfall, and the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to Purchase Sub out of the Founders' portion of the Escrow Fund (as defined in SECTION 2.03) the amount of cash equal to the amount of such Company Cash Shortfall. If the Company Cash Balance as shown in the Adjusted Amount is greater than the Company Cash Balance as shown in the Closing Company Certificate (the difference in amounts referred to as the "Company Cash Excess"), then Purchase Sub shall deliver written notice to the Shareholders' Representative specifying the amount of such Company Cash Excess and Purchase Sub shall deliver such Company Cash Excess to the Shareholders' Representative on behalf of the Founders.

            (ii)  Post-Closing Company Transaction Expenses Adjustment.    If (i) the Company Transaction Expenses as shown in the Adjusted Amount are greater than the Company Transaction Expenses as shown in the Closing Company Certificate and (ii) the Company Transaction Expenses as shown in the Adjusted Amount exceed $200,000, then Purchase Sub shall deliver written notice to the Escrow Agent and the Shareholders' Representative, accompanied by a copy of the written statement delivered by the Independent Auditors pursuant to SECTION 2.05(d), if applicable, specifying an amount equal to (x) the excess of such Company Transaction Expenses above $200,000 less (y) the amount of any Closing Expense Deduction made pursuant to SECTION 2.05(b)(ii) (the "Company Expense Shortfall"), and the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to Purchase Sub out of the Founders' portion of the Escrow Fund the amount of cash equal to the amount of such Company Expense Shortfall. If (i) the Company Transaction Expenses as shown in the Adjusted Amount are less than the Company Transaction Expenses as shown in the Closing Company Certificate (the difference in amounts referred to as the "Company Expense Excess") and (ii) a Closing Expense Deduction was previously made pursuant to SECTION 2.05(b)(ii), then Purchase Sub shall deliver written notice to the Shareholders' Representative specifying the amount of such Company Expense Excess and Purchase Sub shall deliver such Company Expense Excess to the Shareholders' Representative on behalf of the Founders; provided, however, if the Company Transaction Expenses as shown in the Adjusted Amount are less than $200,000, then Purchase Sub shall instead deliver to the Shareholders' Representative an amount equal to the Closing Expense Deduction that was previously made pursuant to SECTION 2.05(b)(ii). For the avoidance of doubt, in no event shall Purchase Sub pay more than a total of $200,000 of Company Transaction Expenses.

          (f)    Cooperation of Parties.    During the calculation of Company Cash Balance, Company Working Capital and Company Transaction Expenses prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each party hereto shall provide, or cause to be provided, to the other parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of the Company, Purchase Sub, or Parent, whether then-employed by the Company or Parent, or the Shareholders' Representative as the case may be, to the extent such materials or persons are within their possession or control and (ii) Purchase Sub and the Shareholders' Representative shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

          (g)    Independent Auditors.    In acting under this SECTION 2.05, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter and to provide all reasonable assistance to the Independent Auditors in furtherance of the provisions set forth herein.

  All fees and expenses relating to the work, if any, to be performed by the Independent Auditors (the "Independent Auditors' Fees") shall be borne pro rata by Purchase Sub and the Holders (the fees and expenses borne by the Holders to be paid out of the Escrow Fund, if available) in proportion to the allocation of the dollar amount of the Unresolved Items made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

          (h)    Definitions.    As used in this Agreement, the following terms have the following meanings:

            (i)    "Company Working Capital" means the difference between the Company's current assets and current liabilities including the adjustments as set forth in Schedule 2.05(i)(1) and as determined in accordance with U.S. GAAP.

            (ii)  "Company Cash Balance" means the Company's cash, cash equivalents and short-term investments, as determined in accordance with U.S. GAAP.

          (i)    An example of the Company's initial calculation of Company Working Capital and Company Cash Balance based upon the Reference Balance Sheet (as defined in SECTION 3.08(a) and SECTION 3.08(b)) is set forth on Schedule 2.05(i)(1). Examples of adjustments to the aggregate consideration payable to the Founders are set forth on Schedule 2.05(i)(2).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Purchase Sub that the statements contained in this ARTICLE III are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent and Purchase Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged according to specific sections in this ARTICLE III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this ARTICLE III.

        SECTION 3.01    Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the BCA and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company conducts business and each jurisdiction in which it is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors. The term "Company Material Adverse Effect" means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, capitalization or results of operations of the Company and the Subsidiaries taken as a whole, except for any such events, changes, violations, inaccuracies, circumstances or effects directly resulting from or directly arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact the Company and the Subsidiaries or (ii) any changes or events affecting the industry in which the Company operates that do not disproportionately impact the Company.

        SECTION 3.02    Articles of Incorporation and Bylaws.    The Company has heretofore made available to Parent a complete and correct copy of (a) the Articles of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the shareholders of the Company and the Company's Board of Directors and any committees thereof, and (c) the share transfer books of the Company setting forth all issuances or transfers of any Outstanding Shares. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. The corporate minute books, share certificate books, share registers and other corporate records of the Company are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

        SECTION 3.03    Subsidiaries.

          (a)  SECTION 3.03(a) of the Company Disclosure Schedule sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the name of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary conducts business and each jurisdiction in which it is qualified or holds licenses to do business as a foreign corporation.

          (b)  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. The Company has delivered to the Parent complete and accurate copies of the charter, Bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary are held of record or owned beneficially by either the Company or another Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under federal or state securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding share appreciation, phantom shares or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

          (c)  The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person. As of the Closing Date, neither the Company nor any Subsidiary (other than Sigma Software Solutions Private Limited, a corporation incorporated under the laws of India (the "India Sub") shall have (i) any contractual arrangements with the India Sub or (ii) any amounts owed to or from the India Sub.

        SECTION 3.04    Capitalization.

          (a)  The authorized capital of the Company consists of (i) an unlimited number of Company Common Shares, of which 93,714,209 (and no more) are issued and outstanding, (ii) an unlimited number of Company Class A Preferred Shares, of which 18,213,356 Company Class A Series-1 Preferred Shares (and no more) and 7,100,592 Company Class A Series-2 Preferred Shares (and no more) are issued and outstanding, (iii) an unlimited number of Company Class B Preferred Shares, of which 89,214,209 (and no more) are issued and outstanding, and (iv) an unlimited number of Company Voting Common Shares, none of which have been issued as at the date hereof. The outstanding Company Common Shares, Company Class A Preferred Shares and Company Class B Preferred Shares (collectively, the "Outstanding Shares") are all duly and validly authorized and issued, fully paid and non-assessable, were issued in compliance with, and not in violation of, all applicable laws concerning the issuance of securities, and all necessary filings, approvals and consents have been obtained in connection with such issuances. In addition, (i) no Company Common Shares are held in the treasury of the Company, and (ii) no Company Class B Preferred Shares are held in the treasury of the Company. Each Company Preferred Share is convertible into Company Common Shares, in accordance with the Articles. There are no other Company Preferred Shares outstanding. As of the date hereof, the Outstanding Shares are owned as set forth in SECTION 3.04(a) of the Disclosure Schedule, which schedule identifies all Founders. The Company is and has been since inception a private company within the meaning of the Securities Act (Ontario). Exhibit A hereto sets forth all outstanding Company Shares.

          (b)  The Company has reserved 14,895,000 Company Common Shares and/or Company's Class B Preferred Shares for issuance of which (i) options to purchase 114,000 Company Common Shares and options to purchase 114,000 Company Class B Preferred Shares are outstanding as of the date of this Agreement pursuant to the terms of the Company's Amended and Restated 2002 California Stock Incentive Plan (the "California Plan"); (ii) options to purchase 3,307,300 Company Common Shares and options to purchase 3,307,300 Company's Class B Preferred Shares are outstanding as of the date of this Agreement pursuant to the terms of the Company's Amended and Restated 2002 Stock Incentive Plan (the "2002 Plan"); and (iii) 4,214,209 Company Common Shares and 4,214,209 Company's Class B Preferred Shares have been issued pursuant to the terms of the Company's 2000 Share Purchase Plan (the "Purchase Plan" and, together with the 2002 Plan and the California Plan, the "Stock Plans") and are outstanding as of the date of this Agreement. As of the date of this Agreement, there are 30,000 vested Company Options (as defined below) granted as Units outstanding and 3,391,300 unvested Company Options granted as Units to Purchase Company Shares. The Company granted options to purchase up to 6,000,000 Company Class B Preferred Shares under non-statutory stock option agreements between the Company and Stephen Nicolle dated October, 2001 (the "Nicolle Agreements"). Each option granted under the 2002 Plan, the California Plan or the Nicolle Agreements shall be known as "Company Option." SECTION 3.04(b) of the Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of Company Common Shares or shares of the Company's Class B Preferred Shares that was originally subject to such Company Option; (iii) the number of Company Common Shares or shares of the Company's Class B Preferred Shares that remain subject to such Company Option; (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule and vesting commencement date for such Company Option; (vi) the exercise price per share of Company Common Shares or shares of the Company's Class B Preferred Shares purchasable under such Company Option; (vii) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code; and (viii) the current employee or independent contractor status of the holder of such Company Option. No Company Option will by its terms require an adjustment in connection with the Transaction. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Transaction, in favor of any optionee under any Company Option; (ii) any additional benefits for any optionee under any Company Option; or (iii) the inability of Parent after the Closing Date to exercise any right or benefit held by Company prior to the Closing Date with respect to any Company Option assumed by Parent or any Company Common Shares or shares of the Company's Class B Preferred Shares previously issued upon exercise of a Company Option, including, without limitation, the right to repurchase an optionee's unvested Common Shares or shares of the Company's Class B Preferred Shares on termination of such optionee's employment. The assumption by Parent of Company Options in accordance with SECTION 2.04(a) hereunder will not give rise to any event described in clauses (i) through (iii) in the immediately preceding sentence or constitute a breach of any of the Stock Plans or any agreement entered into pursuant to such plans. True and complete copies of the Stock Plans have been provided to Parent. As of Closing, there shall be no outstanding loans to the Company from the holders of the Outstanding Shares.

          (c)  Except as described in SECTION 3.04(c) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All Outstanding Shares so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The holders of Company Options have been or will be given, or shall have properly waived, any required notice of the Transaction prior to the Closing Date, and all such rights under such options, if any, will terminate at or prior to the Closing Date or be amended in accordance with the terms of this Agreement.

          (d)  All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the applicable securities laws and (ii) other than as set forth in the Stock Plans and that certain Investors' Rights Agreement, dated January 10, 2001, among the Holders and the Company (the "Investors' Rights Agreement"), are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

          (e)  The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company or any Subsidiary, other than securities in the ordinary course upon termination of employment or consultancy as allowed for under the Stock Plans. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election (other than as set forth in the Investors' Rights Agreement), a director to the Board of Directors of the Company, or (iii) other than as set forth in the Investors' Rights Agreement, grant to any person or group of persons information rights.

          (f)    An updated SECTION 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Closing Date shall be delivered by the Company to Parent on the Closing Date.

          (g)  Each action taken to effect the Reorganization will have been completed in compliance with all applicable laws and, except as specifically described on Schedule 6.09, the Reorganization shall not result in any Liabilities to the Company, any Subsidiary, Parent or Purchase Sub.

        SECTION 3.05    Authority Relative to This Agreement.

          (a)  The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

        SECTION 3.06    No Conflict; Required Filings and Consents.

          (a)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company, including, without limitation, the Reorganization will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in SECTION 3.06(b) have been obtained and all filings and obligations described in SECTION 3.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected.

          (b)  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a "Governmental Entity"), except for filing of a notification under the Investment Canada Act.

        SECTION 3.07    Permits; Compliance.

          (a)  Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the "Company Permits"). All Company Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

          (b)  Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, or (iii) any Company Permit.

        SECTION 3.08    Financial Statements.

          (a)  True and complete copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2001 and 2000, and the related audited statements of operations, consolidated changes in shareholders' equity and consolidated statements of cash flows for the year then ended, together with all related notes and schedules thereto (collectively referred to herein as the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2002 (the "Reference Balance Sheet"), and the related consolidated statements of operations, consolidated changes in shareholders' equity and consolidated statements of cash flows for the six months ended June 30, 2002 (collectively referred to herein as the "Interim Financial Statements"), are attached as SECTION 3.08(a) of the Company Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

          (b)  The Company and its Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) ("Liabilities"), other than Liabilities (i) recorded or reserved against on the Reference Balance Sheet and (ii) in an aggregate amount not exceeding $25,000 incurred since June 30, 2002 outside of the ordinary course of the business. Reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S.  GAAP. There are no outstanding warranty claims against the Company.

        SECTION 3.09    Absence of Certain Changes or Events.    Since January 1, 2002, except as contemplated by or as disclosed in this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company and its Subsidiaries have not taken or legally committed to take any of the actions specified in SECTION 5.01(a), (f), (g), (k), (m), (t) or (u) nor has the Company had any individual capital expenditure in excess of $100,000. Since June 30, 2002, the Company and its Subsidiaries have not taken or legally committed to take any of the actions specified in SECTION 5.01 (b), (c), (d), (e), (h), (j), (l), (n), (p), (q), (r), (s), (v), (w), (x), (y), (z), (aa), (bb) or (cc). Since March 31, 2002, the Company and its Subsidiaries have not amended or terminated any Material Contract or legally committed to amend or terminate any Material Contract.

        SECTION 3.10    Absence of Litigation.

          (a)  There is no litigation, grievance, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property or asset owned or used by the Company or any Subsidiary or any person whose liability the Company or any Subsidiary has or may have assumed, either contractually or by operation of

  Law, before any arbitrator or Governmental Entity (a "Legal Proceeding"), that could reasonably be expected, if resolved adversely to the Company, to (i) impair the operations of the Company or any Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) result in losses to the Company or any Subsidiary in excess of $50,000 in the aggregate, (iii) impair the ability of the Company or any Subsidiary to perform their obligations under this Agreement or (iv) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To the Company's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding. None of the Company or any Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither the Company nor any Subsidiary has any plans to initiate any Legal Proceeding against any third party.

        SECTION 3.11    Employee Benefit Plans; Labor Matters.

          (a)  SECTION 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (including without limitation any plan defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, vacation plan, cafeteria benefit, health, dental, life insurance, dependent care, disability, director or employee loan, fringe benefit (including, but not limited to, automobile allowance plan), sabbatical, supplemental retirement, pension, severance or other benefit plans or policies, programs or arrangements, whether registered or not registered, and all employment, termination, severance or other contracts or agreements (whether legally enforceable or not, whether formal or informal and whether in writing or not) to which the Company or any Subsidiary or any person that is, together with the Company, treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA (each, an "ERISA Affiliate") is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary or ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Subsidiary or ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary or ERISA Affiliate could incur liability under Section 4212(c) of ERISA, and (iv) any employment, non-competition, non-solicitation agreements, offer letters or other contracts, arrangements or understandings between the Company or any Subsidiary or ERISA Affiliate and any employee of the Company or any Subsidiary or ERISA Affiliate (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a "Plan," and collectively, the "Plans").

          (b)  The Company has furnished or made available to Parent a true and complete copy of each Plan (or a written summary where the Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or the ITA or applicable legislation in connection with each Plan, (iv) the most recently received Internal Revenue Service determination or opinion letter for each Plan intended to qualify under ERISA or the Code, (v) the most recently prepared actuarial report, financial statement and information return in connection with each such Plan, (vi) any correspondence with the Internal Revenue Service, the Department of Labor, Canada Customs

  and Revenue Agency or any other governmental authority, including without limitation any Canadian governmental entities, with respect to each such Plan and (vii) each form of notice of grant and stock option agreement used to document Company Options. Except as disclosed on SECTION 3.11(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code or any other applicable law, including without limitation any Canadian federal or provincial law.

          (c)  None of the Plans is subject to Title IV of ERISA or Section 412 of the Code and neither the Company, any Subsidiary or ERISA Affiliate has ever maintained or contributed to a plan that is subject to Title IV of ERISA or Section 412 of the Code. Each Plan is subject only to the laws of the United States or a political subdivision thereof or the applicable provincial or federal legislation.

          (d)  None of the Plans provides for the payment of separation, severance, termination or similar benefits to any person. None of the Plans obligates the Company or any Subsidiary or ERISA Affiliate to pay any benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Plan's current treatment under any laws, including without limitation any Tax or social contribution law and any U.S. federal or state law or Canadian federal or provincial law. No Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable statute, including without limitation any Canadian federal or provincial law, including, but not limited to the Employment Standards Act, 2000 (Ontario), and the Company or any Subsidiary has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by statute.

          (e)  Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws, regulations and rules promulgated there under including, without limitation, ERISA, the Code, the ITA and any other Canadian federal or provincial law. Each of the Company and each Subsidiary and ERISA Affiliate has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any Subsidiary nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any applicable Canadian federal or provincial law for which a statutory exemption is not available under ERISA, the Code or applicable Canadian law. Each Plan can be amended, terminated or otherwise discontinued at any time, subject to providing adequate notice to Company employees as may be required by applicable provincial legislation and/or common law, without material liability to Parent, the Company, any Subsidiary or any of their ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any Subsidiary nor any ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law or foreign law, including without limitation the Employment Standards Act, 2000 (Ontario) and the Ontario Human Rights Code, applicable to its employees.

          (f)    Each Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan.

          (g)  None of the Plans requires or permits a retroactive increase in premiums or payments, or requires additional payments or premiums on the termination of any Plan or insurance contract (with the exception of employment agreements that are subject to statutory and common law notice requirements) in respect thereof prior to the renewal date of each such plan, and the level of insurance reserves, if any, under any insured Plan is reasonable and sufficient to provide for all incurred but unreported claims.

          (h)  None of the Plans are defined benefit pension plans.

          (i)    Neither the Company nor any Subsidiary nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) or any similar Canadian federal or provincial law, including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multi-employer Plan or Multiple Employer Plan (both as defined under ERISA), and no fact or event exists which could reasonably be expected to give rise to any such liability.

          (j)    Neither the Company nor any Subsidiary has, since January 1, 1996, terminated, suspended, discontinued contributions to or withdrawn from any registered pension plan or deferred profit sharing plan (both as defined under the Income Tax Act (Canada), or any employee pension benefit plan, as defined in Section 3(2) of ERISA, including, without limitation, any Multi-employer Plan. All contributions, premiums or payments required to be made or accrued with respect to the specific terms and conditions of any Plan have been made on or before their due dates and each Plan is fully funded and fully insured as required by applicable law. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

          (k)  Neither the Company nor any Subsidiary is subject to any collective bargaining agreement, and there are no current, pending or, to the knowledge of the Company, threatened strikes or lockouts at the Company or any Subsidiary.

          (l)    The Company and each Subsidiary has complied in all material respects with all applicable laws relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, employer health tax, Canada Pension Plan, income tax, human rights, unemployment insurance, pay equity and workers' compensation. To the knowledge of the Company, there are no outstanding, pending, threatened or anticipated charges, complaints, causes of action, claims, demands, orders, or suits against the Company or any of its Subsidiaries or the directors, officers or agents of the Company or any of its Subsidiaries relating to employment matters, including, Canada Pension Plan, employment insurance, income tax, employer health tax, employment standards, human rights, workers' compensation, unfair labor practices or discrimination or under any other applicable rules, regulations, laws or legislation relating to employees. The Company and each Subsidiary, where applicable, has paid in full all amounts owing under the Workplace Safety and Insurance Act (Ontario), and there are no circumstances that would permit a penalty reassessment under such legislation. There are no charges or orders requiring the Company or any Subsidiary to comply, under the Occupational Health and Safety Act (Ontario).

        SECTION 3.12    Contracts.

          (a)  SECTION 3.12(a) of the Company Disclosure Schedule lists each of the following written or oral contracts and agreements of the Company or any Subsidiary (such contracts and agreements being the "Material Contracts"):

            (i)    each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company or any Subsidiary with payments greater than $50,000 per year;

            (ii)    all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party or any other contract that compensates any person based on any sales by the Company or any Subsidiary;

            (iii)    all leases and subleases of real property;

            (iv)    all contracts and agreements relating to indebtedness other than trade indebtedness of the Company or any Subsidiary, including any contracts and agreements in which the Company or any Subsidiary is a guarantor of indebtedness;

            (v)    all contracts and agreements with any Governmental Entity to which the Company or any Subsidiary is a party;

            (vi)    all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any person or in any geographic area or during any period of time;

            (vii)    all contracts containing confidentiality requirements (including all nondisclosure agreements);

            (viii)    all contracts and agreements between or among the Company or any Subsidiary and any shareholder of the Company or any Subsidiary or any affiliate of such person;

            (ix)    all contracts and agreements relating to the voting and any rights or obligations of a shareholder of the Company or any Subsidiary;

            (x)    all contracts to manufacture for, supply to or distribute to any third party any products or components;

            (xi)    all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company or any Subsidiary, including, without limitation, any restricted share agreements or escrow agreements;

            (xii)    all contracts providing for indemnification of any officer, director, employee or agent of the Company or any Subsidiary;

            (xiii)    all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party;

            (xiv)    all other contracts that have a term of more than 60 days and that may not be terminated by the Company or any Subsidiary, without penalty, within 30 days after the delivery of a termination notice by the Company or any Subsidiary;

            (xv)    any agreement of the Company or any Subsidiary that is terminable upon or prohibits assignment or a change of ownership or control of the Company;

            (xvi)    all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $50,000; and

            (xvii)    any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.

          (b)  Each Material Contract (i) is valid and binding on the Company or a Subsidiary, as the case may be, and, to the knowledge of the Company, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other material adverse consequence. Neither the Company nor any Subsidiary is in breach or violation of, or default under, any material provision of any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach or violation thereof or default there under.

          (c)  The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in SECTION 3.12(a) of the Company Disclosure Schedule,

  including all amendments thereto. SECTION 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.

          (d)  To the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any material provision of any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

        SECTION 3.13    Environmental Matters.

          (a)  The Company and each Subsidiary (i) is in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct the Company's or each Subsidiary's business and (iii) is in compliance with their respective Environmental Permits.

          (b)  Neither the Company nor any Subsidiary has released and, to the knowledge of the Company, no other person has released Hazardous Materials (as defined below) on any real property owned or leased by the Company or any Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Subsidiary.

          (c)  Neither the Company nor any Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under any Environmental Law of any state, province, locality or any other jurisdiction. Neither the Company nor any Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

        For purposes of this Agreement:

        "Environmental Laws" means any foreign or domestic statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

        "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

        "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

        SECTION 3.14    Intellectual Property.

          (a)  The Company and its Subsidiaries each own or are licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) relevant to their respective businesses, as previously, presently or proposed to be conducted, or necessary to conduct any such business without any conflict with or infringement or misappropriation of any rights or property of any person ("Infringement"). Such ownership, licenses and rights are exclusive (A) except with respect to Inventions (as defined below) in the public domain that are not important differentiators of the Company's or any Subsidiary's business or proposed business and (B) except with respect to standard, generally commercially available, "off-the-shelf" third party products that are not part of any product, service or Intellectual Property offering of the Company or any Subsidiary. "Intellectual Property" means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort ("Inventions") and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP Rights"). "Company Intellectual Property" means all Intellectual Property that was or is used, exercised, or exploited ("Used") or proposed to be Used in any business of the Company or any Subsidiary, or that may be necessary to conduct any such business as previously or presently conducted or proposed to be conducted; this term will also include all other Intellectual Property owned by or licensed to the Company or any Subsidiary now or in the past. All copyrightable matter within Company Intellectual Property that is relevant to the Company or any Subsidiary has been created by persons who were employees of the Company or such Subsidiary at the time of creation and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto or such "moral" rights will have been waived. All Intellectual Property used by the Company or any Subsidiary (other than the India Sub) in their respective businesses, as previously, presently or proposed to be conducted or necessary to conduct any such businesses shall continue to be owned or licensed by the Company or any such Subsidiary following the sale of the India Sub contemplated by Exhibit F. Except as set forth in any agreements entered into by the Company and the India Sub in connection with the sale of the India Sub contemplated by Exhibit F, as of Closing, India Sub shall not have any rights to any Intellectual Property used by the Company or any Subsidiary (other than the India Sub) in their respective businesses, as previously, presently or proposed to be conducted or necessary to conduct any such businesses.

          (b)  To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company and its subsidiaries only on a nonexclusive basis), SECTION 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. All the foregoing (i) are valid, enforceable and subsisting and (ii) along with all related filings, registrations and correspondence, have been provided to Parent. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company or any Subsidiary. Neither the Company nor any Subsidiary is aware of any questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

          (c)  SECTION 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Company Intellectual Property; and (ii) all licenses, sublicenses and other agreements pursuant to which the Company or a Subsidiary has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property or (B) any Company Intellectual Property, and (iii) each agreement pursuant to which the Company or a Subsidiary has deposited or is required to deposit with an escrow holder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property ("Source Materials"). Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof, other than indemnification provisions contained in standard forms of purchase agreements used in transactions arising in the ordinary course of business. Any standard form referred to above in this section has been clearly identified as such and provided to Parent.

          (d)  No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could reasonably be expected to result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in SECTION 3.14 of the Company Disclosure Schedule, (ii) the loss or expiration of any right or option by the Company or any of its Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, the Company and its Subsidiaries make all the same representations and warranties with respect to each license, sublicense and agreement listed on SECTION 3.14 of the Company Disclosure Schedule as are made with respect to Material Contracts elsewhere in this Agreement.

          (e)  There is, to the knowledge of the Company and its Subsidiaries, no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

          (f)    The Company and its Subsidiaries have taken all necessary and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights ("Company Confidential Information"). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations in substantially the form of the Company's standard Non-Disclosure Agreement. None of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.

          (g)  Each current and former employee and contractor of the Company or any Subsidiary (who, in the case of former employees, were employed by the Company on or after May 1, 2000) has executed and delivered (and to the Company's knowledge, is in compliance with) an agreement in substantially the form of the Company's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), which agreements provide valid written assignments to the Company or such Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Subsidiary by operation of Law.

          (h)  None of the Company or its Subsidiaries has received any communication alleging or suggesting that or questioning whether the Company or any Subsidiary has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company or any Subsidiary have any reason to expect that any such communication will be forthcoming.

          (i)    None of the Company or its Subsidiaries is aware of any of its employees or contractors being obligated under any agreement, commitment, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of the Company and its Subsidiaries or that could reasonably be expected to conflict with any of their businesses as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of the Company's business as conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. None of the

  Company or its Subsidiaries is Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or such Subsidiary or (ii) any confidential information or trade secret of any former employer of any such person.

          (j)    All Software is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems of a material nature that could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. "Software" means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company or any Subsidiary, including, but not limited to, that operated by the Company or any Subsidiary on its web sites or used by the Company or any Subsidiary in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company or any Subsidiary.

          (k)  The Company and its Subsidiaries have obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States, Canada or other applicable jurisdiction and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States, Canada and throughout the world are valid, current, outstanding and in full force and effect.

        SECTION 3.15    Taxes.

          (a)  All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, schedules attaching to such documents, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company or any Subsidiary (collectively, "Tax Returns" and individually, a "Tax Return"), have been completed and filed when due (including any extensions of such due date), no such Tax Returns have been amended, and all amounts on such Tax Returns shown due on or before the Closing Date have been or will be paid on or before such date. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through June 30, 2002 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, and (ii) properly accrues in accordance with U.S. GAAP all material liabilities for Taxes payable after June 30, 2002, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. The Company has not incurred any material Tax liability since June 30, 2002 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

          (b)  No circumstances exist which would make the Company or any of its Subsidiaries subject to the application of any of Sections 79 to 80.04 of the ITA in a manner that would result in a material liability to the Company. Neither the Company nor any of its Subsidiaries have acquired property or services from or disposed of property or provided services to, a person with whom it does not deal at arm's length (within the meaning of the ITA) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the ITA. The Company has not deducted any amounts in computing its income in a Tax year that may be included in a subsequent Tax year under Section 78 of the ITA. Notices of determination in respect of any tax issues have neither been requested nor issued by the Company or any of its Subsidiaries. Neither the Company, any of its Subsidiaries nor any corporation to which either the Company or any of its Subsidiaries is related (for the purposes of the ITA) is a corporation whose principal business is (i) the lending of money to persons with whom such corporation is dealing at arm's length (for the purposes of the ITA), (ii) the purchasing of debt obligations issued to such persons, or (iii) a combination thereof. None of the capital stock of the Company or any of its Subsidiaries constitute "Taxable Quebec Property" as such term is defined in the Taxation Act (Quebec). Prior to the Closing, the Company has withheld and remitted to the applicable financial institution or Tax Authority all amounts required to be withheld. To the knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2001 in the case of Canada or the United States, have been examined. The Company (or any Subsidiary or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes.

          (c)  SECTION 3.15(c) of the Company Disclosure Schedule accurately sets out (i) the paid-up capital of all issued and outstanding shares of the Company and each of its Subsidiaries for the purposes of the ITA and any relevant principal taxing statutes, (ii) the non-capital losses and net capital losses of the Company and each of its Subsidiaries for the purposes of the ITA and any relevant provincial taxing statute in respect of each taxation year ending on or before the closing date, and (iii) the investment tax credits (as defined in the Tax Act and any relevant provincial taxing statute) and Research and Development Super Allowance (as defined in the Corporations Tax Act (Ontario)), still available to the Company and any of its Subsidiaries for taxation years ending after closing or used by the Company or any of its Subsidiaries in respect of the last ten years. All applicable retail sales tax was paid by each of the Company and each of its Subsidiaries on the initial acquisition of its tangible personal property and none of the assets of the Company or any of its Subsidiaries have been transferred at anytime on a tax exempt basis under section 13 of regulation 1013 of the Retail Tax Act (Ontario). Neither the Company nor any of its Subsidiaries have made any elections under the Excise Tax Act (Canada). There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

          (d)  The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sparing agreement or order of a Tax Authority (whether domestic or foreign), and the consummation of the Reorganization and the Transaction will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sparing agreement or order. Neither the Company nor any person on behalf of the Company has entered into or will prior to Closing enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by the Company. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has not participated in (and will not prior to Closing participate in) an international boycott within the meaning of Section 999 of the Code. All material elections with respect to the Company's Taxes made during the fiscal years ending December 31, 2001, 2000 and 1999 are reflected on the Company's Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. Other than by reason of the Transaction, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Transaction.

          (e)  For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all federal, provincial, regional, state, municipal, local and foreign taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "Tax Authority"), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, (iii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) and (ii) as a result of being a "transferee" (within the meaning of Section 160 of the ITA, Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated, consolidated or combined group, and (iv) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this SECTION 3.15, the term "Company" means the Company, its Subsidiaries and any entity included in, or required under U.S. GAAP to be included in, any of the Audited Financial Statements or the Interim Financial Statements.

        SECTION 3.16    Assets; Absence of Liens and Encumbrances.    The Company and each Subsidiary own (and following the sale of the Company's India Business shall own), lease or have the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by SECTION 3.14 hereof), used or intended to be used in the conduct of the business of the Company or such Subsidiary (other than that conducted by the India Sub) or otherwise owned or leased by the Company or such Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by the Company or such Subsidiary in or relating to the conduct of the business of the Company and each Subsidiary (all such properties, assets and contract rights being the "Assets"). The Company and each Subsidiary have good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character ("Liens") except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Assets subject thereto or affected thereby. The equipment of the

Company and the Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

        SECTION 3.17    Owned Real Property.    SECTION 3.17 of the Company Disclosure Schedule lists all real property that the Company and the Subsidiaries own. With respect to each parcel of such real property, the Company or a Subsidiary has good and clear record and marketable title to such parcel, insurable by a recognized national title insurance company at standard rates, free and clear of any Lien, easement, covenant or other restriction, except for recorded easements, covenants or other restrictions which do not impair the uses, occupancy or value of such parcel.

        SECTION 3.18    Certain Interests.

          (a)  No holder of greater than 1% of the voting power of the Company or its affiliates or any officer or director of the Company or any Subsidiary and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

            (i)    other than a venture capital fund or institutional investor that is a shareholder of the Company, has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer;

            (ii)    owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

            (iii)    has any claim or cause of action against the Company or any Subsidiary; or

            (iv)    has outstanding any indebtedness to the Company or any Subsidiary.

          (b)  Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, neither the Company nor any Subsidiary has, to its knowledge, any liability or any other obligation of any nature whatsoever to any Company Shareholder or any affiliate thereof or to any officer or director of the Company or any Subsidiary or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

        SECTION 3.19    Insurance Policies.    SECTION 3.19 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company or any Subsidiary is a party or is a beneficiary or named insured and (ii) any material claims made there under or made under any other insurance policy within the past three years. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid, and the Company and each Subsidiary is otherwise in compliance in all material respects with the terms of such policies. Neither the Company nor any Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the Company's or any Subsidiary's ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been cancelled or changed, except to extend the maturity dates thereof. Neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        SECTION 3.20    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Subsidiary or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted or as proposed to be conducted.

        SECTION 3.21    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Reorganization, the Transaction or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

        SECTION 3.22    Takeover Statutes.    The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the BCA will not apply to the Transaction, the Reorganization and the other transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Articles of Incorporation or Bylaws is, or at the Closing Date will be, applicable to the Company, the Company Shares, the Transaction or the other transactions contemplated by this Agreement.

        SECTION 3.23    Customers and Suppliers.    SECTION 3.23 of the Company Disclosure Schedule contains a complete list of all customers who individually accounted for more than 1% of the Company's consolidated gross revenues during the fiscal years ended December 31, 2001 and 2000 and the most recent fiscal quarter ended June 30, 2002. No customer listed on SECTION 3.23 of the Company Disclosure Schedule has, within the past 12 months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company or any Subsidiary, or decreased materially its usage of the Company's or any Subsidiary's services or products. No material supplier of the Company or any Subsidiary has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or made any threat to the Company or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with the Company or any Subsidiary. Neither the Company nor any Subsidiary has (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any Subsidiary.

        SECTION 3.24    Accounts Receivable; Bank Accounts.    All accounts receivable of the Company and the Subsidiaries reflected on the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of the applicable reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company and the Subsidiaries that have arisen since the date of Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Reference Balance Sheet. SECTION 3.24 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company or any Subsidiary at any bank or other financial institution.

        SECTION 3.25    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

        SECTION 3.26    Offers.    The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, amalgamation, merger, consolidation or sale of all substantially all of the assets of Company and the Subsidiaries with parties other than Parent and Purchase Sub.

        SECTION 3.27    Warranties.    No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in SECTION 3.27 of the Company Disclosure Schedule and (ii) manufacturers' warranties for which neither the Company nor any Subsidiary has any liability. The aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Audited Financial Statements and the Interim Financial Statements are not material and neither the Company nor any Subsidiary knows of any reason why such expenses should significantly increase as a percentage of sales in the future.

        SECTION 3.28    Books and Records.    The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of the Company's or each Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

        SECTION 3.29    No Misstatements.    No representation or warranty made by the Company or any Subsidiary in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. To its knowledge, the Company has disclosed to Parent all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

        SECTION 3.30    Canadian Securities Laws.    The Company is a private company within the meaning of applicable Canadian securities legislation, is not a reporting issuer for the purposes of any Canadian securities legislation, there is not a published market in respect of any securities of the Company (within the meaning of applicable Canadian securities laws), and the number of holders of record of securities of the Company is not more than 50, exclusive of holders of record who are in the employment of the Company or an affiliate of the Company, and exclusive of holders of record who were formerly in the employment of the Company or an affiliate of the Company and who while in that employment were, and have continued after that employment to be, holders of record of securities of the Company.

        SECTION 3.31    Effect of Reorganization.    Effect of Reorganization.    Except as specifically described on Schedule 6.09, the Reorganization shall not result in any Liabilities (including any adverse tax consequences) (other than the Liabilities arising from the obligations to make the payments of money to holders of capital stock of the Company pursuant to Steps 2 through 4 set forth in Schedule 6.09) to the Company, any Subsidiary, Parent or Purchase Sub.

        SECTION 3.32    Notice of Meeting.    None of the information supplied or to be supplied by the Company specifically for inclusion in the notice of meeting to be provided to the shareholders of the Company in connection with the Reorganization will, at the date mailed to the shareholders of the Company, at the time of the shareholders meeting of the Company in connection with the reorganization and as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or contain any misrepresentations as of each such date or time.

ARTICLE IIIA
REPRESENTATIONS AND WARRANTIES OF HOLDERS

        Each Holder hereby represents and warrants to Parent and Purchase Sub that the statements contained in this ARTICLE IIIA with respect to such Holder are true and correct except as set forth in the disclosure schedule delivered by the Holders to Parent and Purchase Sub concurrently with the execution of this Agreement (the "Holder Disclosure Schedule"). The Holder Disclosure Schedule shall be arranged according to specific sections in this ARTICLE IIIA and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this ARTICLE IIIA.

        SECTION 3A.01    Authority Relative to This Agreement.    Such Holder has all necessary power and authority to execute and deliver this Agreement and to perform all of such Holder's obligations hereunder and to consummate the Transaction, the Reorganization and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Holder and the consummation by such Holder of the Transaction and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary action and no other proceedings on the part of such Holder is necessary to authorize this Agreement or to consummate the Transaction and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Holder and constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

        SECTION 3A.02    Title to Shares.    Such Holder is the record or beneficial owner of the Company Shares set forth next to such Holder's name on Exhibit A, and such Company Shares are free and clear of all liens, encumbrances, claims, proxies or voting restrictions other than pursuant to this Agreement. The Company Shares, including the options, warrants or other rights to acquire such securities, set forth on Exhibit A are all of the securities of the Company owned, directly or indirectly, of record or beneficially by such Holder on the date of this Agreement. Such Holder is neither entitled nor a party to, and such Holder has not granted any third party, any currently outstanding option, warrant, right or agreement (oral or in writing) for the purchase or acquisition from the Company for any shares of such Holder's or the Company's capital stock.

        SECTION 3A.03    No Conflict; Required Filings and Consents.    The execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of such Holder (if any), (ii) assuming that all consents, approvals, authorizations and other actions described in the following paragraph have been obtained and all filings and obligations described in the following paragraph have been made or complied with, conflict with or violate in any material respect any Law applicable to such Holder or by which any property or asset of such Holder is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of such Holder pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Holder is a party or by which any property or asset of such Holder is bound or affected.

The execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any Governmental Entity.

        SECTION 3A.04    Absence of Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of such Holder or any of such Holder's affiliates, threatened before any agency, administration, court or tribunal, foreign or domestic, against such Holder or any of such Holder's affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership) that, individually or in the aggregate, could reasonably be expected to materially delay or impair any Holder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against any Holder or any of such Holder's affiliates, or, to the knowledge of such Holder or any of such Holder's affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on such Holder's ability to consummate the transactions contemplated by this Agreement.

Such Holder has no knowledge of any cause of action or other claim that could have been, or in the future might be, asserted by such Holder against the Company or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof, except for claims arising from (i) obligations under written agreements (which have been provided to Parent prior to the execution of this Agreement and described on the Holder Disclosure Schedule) between such Holder and the Company and (ii) obligations in the ordinary course of business consistent with past practice to pay any fees or salaries to (or provide other benefits to) such Holder in such Holder's capacity as a director, officer, employee or consultant to the Company.

        SECTION 3A.05    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Reorganization, the Transaction or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Holder.

        SECTION 3A.06    No Misstatements.    No representation or warranty made by such Holder in this Agreement, the Holder Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        SECTION 3A.07    Non-Resident.    Such Holder is not a non-resident of Canada within the meaning of the ITA

        SECTION 3A.08    [Reserved]

        SECTION 3A.09    Ownership of Two-Thirds of Votes.    The Holders, collectively, own (for greater certainty, without giving effect to the Reorganization) shares of each class of securities of the Company which would carry the right to vote not less than two-thirds of the total votes cast at a meeting of the Company called for the purpose of considering a resolution to approve the amalgamation of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASE SUB

        Parent and Purchase Sub hereby represent and warrant to the Holders that the statements contained in this ARTICLE IV are true and correct except as set forth in the disclosure schedule delivered by Parent to the Holders concurrently with the execution of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged according to specific sections in this ARTICLE IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this ARTICLE IV.

        SECTION 4.01    Organization and Qualification.    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not, and could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Purchase Sub is a corporation duly incorporated, validly existing and in good standing under the BCA.

        SECTION 4.02    Authority Relative to this Agreement.    Each of Parent and Purchase Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transaction and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Purchase Sub and the consummation by each of Parent and Purchase Sub of the Transaction and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchase Sub are necessary to authorize this Agreement or to consummate the Transaction and the other transactions contemplated by this Agreement (other than with respect to the Transaction, the filing and recordation of appropriate Transaction documents as required by the BCA). This Agreement has been duly and validly executed and delivered by each of Parent and Purchase Sub and, assuming the due authorization, execution and delivery by the Company, Holders and the Shareholders' Representative, constitutes a legal, valid and binding obligation of each of Parent and Purchase Sub, enforceable against each of Parent and Purchase Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

        SECTION 4.03    No Conflict; Required Filings and Consents.

          (a)  The execution and delivery of this Agreement by each of Parent and Purchase Sub do not, and the performance of this Agreement by each of Parent and Purchase Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in SECTION 4.03(b) have been obtained and all filings and obligations described in SECTION 4.03(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Purchase Sub or by which any property or asset of Parent or Purchase Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchase Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchase Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b)  The execution and delivery of this Agreement by each of Parent and Purchase Sub do not, and the performance of this Agreement by each of Parent and Purchase Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate Transaction documents as required by the BCA, (ii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the "Exchange Act"), United States and state securities laws (including, without limitation, Section 25121 of the California General Corporation Law), and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        SECTION 4.04    Necessary Funds.    Purchase Sub will have all of the funds necessary to pay the Transaction Consideration at Closing.

        SECTION 4.05    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchase Sub.

ARTICLE V
CONDUCT OF BUSINESSES PENDING THE TRANSACTION

        SECTION 5.01    Conduct of Business by the Company and the Subsidiaries Pending the Transaction.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees, and shall cause each Subsidiary (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Closing Date. The Company shall continue to pay its accounts payable and collect its accounts receivable in the ordinary course of business and consistent with past practice. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company or any Subsidiary.

        By way of amplification and not limitation, except as specifically contemplated (or specifically required to effect the transactions contemplated) by this Agreement or as specifically set forth in SECTION 5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

          (a)  amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents, except to the extent required to complete the Reorganization;

          (b)  issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, except pursuant to the terms of options, warrants or preferred shares outstanding on the date of this Agreement and except to the extent required to complete the Reorganization;

          (c)  sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business, consistent with past practice;

          (d)  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its capital stock, except to the extent required to complete the Reorganization;

          (e)  split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party, except to the extent required to complete the Reorganization;

          (f)    acquire (including, without limitation, by amalgamation, merger, consolidation, or acquisition of shares or assets) any interest in or all or substantially all of the assets of any corporation, partnership, other business organization or any division thereof, except to the extent required to complete the Reorganization;

          (g)  institute or settle any Legal Proceeding;

          (h)  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;

          (i)    authorize any capital expenditure in excess of $25,000, individually or in the aggregate;

          (j)    enter into any lease or contract for the purchase or sale of any property, real or personal;

          (k)  waive or release any material right or claim;

          (l)    except as previously agreed by Parent (which agreement is set forth in the Disclosure Schedule), increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted shares, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

          (m)  accelerate, amend or change the period of exercisability or the vesting schedule of restricted shares or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule, except to the extent required to complete the Reorganization;

          (n)  extend any offers of employment to potential employees, consultants or independent contractors or amend or terminate any existing employment relationships, except that in the event that employees of the Company who are students desire to resign from employment, the employment relationship with such student employees may terminate;

          (o)  amend or terminate any Material Contract;

          (p)  enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this SECTION 5.01;

          (q)  enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by the Company upon notice of 30 days or less;

          (r)  enter into any contract or agreement material to the business, results of operations or financial condition of the Company;

          (s)  pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise), except in the ordinary course of business, consistent with past practice;

          (t)    take any action, with respect to accounting policies, principles or procedures;

          (u)  make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return with a material change to such Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other action or omit to take any action (in each case outside of the ordinary course of business) that would have the effect of increasing the Tax liability of the Company or any Subsidiary or Parent;

          (v)  (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of Software granted to customers of the Company or any Subsidiary to whom the Company or any Subsidiary licenses such Software in the ordinary course of business, (iii) develop, create or invent any Intellectual Property jointly with any third party, (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof, or (v) disclose, permit access to, license or otherwise convey all or any part of the Source Materials to any third party;

          (w)  except as previously agreed by Parent (which agreement is set forth in the Disclosure Schedule), make (or become obligated to make) any bonus payments to any of its officers or employees;

          (x)  revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

          (y)  fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

          (z)  take any action or fail to take any action that would cause there to be a Company Material Adverse Effect;

          (aa)  permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

          (bb)  write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter, or in excess of $50,000 in the aggregate; or

          (cc)  take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (bb) above, or any action which is reasonably likely to make any of the Company's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing Date.

        SECTION 5.02    Litigation.    The Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or shareholders in their capacity as such.

        SECTION 5.03    Notification of Certain Matters.    Parent shall give prompt notice to the Company and the Holders, and the Company and the Holders shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of Parent, Purchase Sub or the Holders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The parties hereto acknowledge that reliance shall not be an element of any claim or cause of action by any party hereto for misrepresentation or breach of a representation, warranty or covenant under this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

        SECTION 6.01    Access to Information; Confidentiality.

          (a)  From the date of this Agreement to the Closing Date, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.

          (b)  The parties shall comply with, and shall cause their respective Representatives to comply with, all of the obligations under the Non-Disclosure Agreement, dated March, 2002 (the "Non-Disclosure Agreement"), between the Company and Parent.

        SECTION 6.02    No Solicitation of Transactions.

          (a)  The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company will notify Parent immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

          (b)  A "Competing Transaction" means any of the following involving the Company or any Subsidiary (other than the Transaction and the other transactions contemplated by this Agreement): (i) an amalgamation, merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, issuance, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the shareholders of the Company of this Agreement and the Transaction.

        SECTION 6.03    Employee Benefits Matters.

          (a)  All employees of the Company and any Subsidiary shall continue in their existing benefit plans (with the exception of the Company's 401(k) Plan) until the Closing Date, at which time, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent, it being understood that Parent in its sole discretion may amend or terminate any existing benefit plans maintained by the Company and any Subsidiary after the

  Closing Date, subject to Parent's compliance with any applicable Canadian common law notice requirements, as determined by Parent. Parent shall take such reasonable actions, to the extent permitted by Parent's benefits programs, as are necessary to allow employees of the Company and any Subsidiary to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs that are substantially similar to the terms and conditions provided to the employees in similar positions employed in Parent's London, Ontario office (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company's and each Subsidiary's benefit plans. Following the Closing, the Company and any Subsidiary shall take any action necessary to implement any amendment or termination of the Company's and any Subsidiary's benefit plans requested by Parent.

          (b)  With respect to all share purchase, stock option and stock award agreements (including any restricted shares, share purchase, stock option or stock award agreement under the Stock Plan, California Plan or Purchase Plan) between the Company and any current or former employee, director, consultant or founder effective as of the Closing Date, any and all rights of repurchase under each such agreement shall be assigned to Parent (or to such other entity as Parent shall designate), unless otherwise contemplated pursuant to this Agreement, without any further action on the part of the Company or each such current or former employee, director, consultant or founder, such assignment to be effective as of the Closing Date.

          (c)  Parent shall provide to each eligible employee of the Company or any Subsidiary an employment confirmation letter ("Employment Confirmation Letter") that shall provide the terms of such employee's continuing employment with the Company, any Subsidiary or the Parent following the Closing Date, including but not limited to the following terms: (i) confirmation of such employee's title and base salary, which shall be the same title and base salary that applied to such employee immediately prior to the Closing Date; and (ii) confirmation that for purposes of vacation accrual and severance benefits, all service with the Company or any Subsidiary shall count as service with Parent following the Closing Date. Following the Closing Date, each eligible employee of the Company or any Subsidiary shall be eligible to receive notice and severance entitlements (if any) that comply with any applicable Canadian statutory requirements (if any) and Canadian common law requirements (if any), as determined by Parent.

        SECTION 6.04    Further Action; Consents; Filings.

          (a)  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use such party's reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transaction and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Company or the Holders or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Transaction and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

          (b)  Notwithstanding anything to the contrary in SECTION 6.04(a), (i) neither Parent nor any of its subsidiaries shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets and (ii) neither the Company nor any Subsidiary shall be required to divest (including, without limitation, through a licensing arrangement) any of its respective businesses, product lines or assets, or to take or agree to take any other material action or agree to any material limitation.

          (c)  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each party shall promptly notify the other parties in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Transaction or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

        SECTION 6.05    No Public Announcement.

        The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Shareholders' Representative. Thereafter, unless otherwise required by applicable Law or a listing agreement with a stock exchange or national market quotation system, (i) the Company and the Holders shall not and (ii) Parent shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Transaction or any of the other transactions contemplated by this Agreement without the prior written consent of Parent (in the case of the Company or the Holders) or the Shareholders' Representative (in the case of Parent).

        SECTION 6.06    Expenses.    If the Transaction is not consummated, all costs and expenses incurred in connection with this Agreement, the Transaction and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Parent or Purchase Sub, shall be paid by Parent and (ii) if incurred by the Company or the Holders, shall be paid by the Company or the Holders, as applicable. If the Transaction is consummated, all costs and expenses incurred in connection with this Agreement, the Transaction and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Parent or Purchase Sub, shall be paid by Parent and (ii) if incurred by the Company or the Holders, shall be paid by the Holders, provided that the Company will pay the first $200,000 of the Company Transaction Expenses to the extent that such Company Transaction Expenses are supported by itemized invoices describing in reasonable detail appropriate services rendered in connection with this Agreement, the Transaction and other transactions contemplated by this Agreement; provided, however, that the Company shall not be obligated to pay for any of the Company's or Holders' expenses incurred in connection with the sale of the Company's software development business conducted in India. If the Transaction is consummated, Parent will have full recourse to the Escrow Fund for payment of all Company Transaction Expenses (as defined below) in excess of $200,000 (but only to the extent an adjustment is not otherwise made to the Founder Aggregate Consideration paid or payable by Purchase Sub), and the Shareholders' Representative agrees not to dispute or assert any defense with respect to, and will cooperate with Parent to ensure full satisfaction of, any claim made by Parent against the Escrow Fund for such Company Transaction Expenses. The term "Transaction Expenses", as used in this Agreement, shall mean all fees and expenses of financial advisors, accountants and legal counsel incurred in connection with this Agreement, the Reorganization and the Transaction. The term "Company Transaction Expenses", as used in this agreement, shall mean the Transaction Expenses of the Company.

        SECTION 6.07    Retention of Employees.    The Company shall use its best efforts to retain all employees listed on Schedule 7.02(m)(i) including maintaining a relationship with employees through actions consistent with past practice (such efforts shall not require payment of retention bonuses or other amounts that are outside the ordinary course of business or inconsistent with past practice).

        SECTION 6.08    Proprietary Information and Inventions Agreements.    The Company shall use its reasonable best efforts to cause each Company employee, consultant and contractor who has not prior to the date of this Agreement entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit H to execute such agreement.

        SECTION 6.09    Reorganization.    The Company shall cause the reorganization as described on Schedule 6.09 hereto (the "Reorganization") to have occurred on or prior to August 12, 2002 (the "Reorganization Completion Date"). If Parent reasonably determines in good faith that the Reorganization as contemplated by Schedule 6.09 adversely affects Parent's financial or operational condition (which adverse effect shall be disclosed to the Company by Parent in reasonable detail), including, without limitation, Parent's ongoing corporate tax strategies and financial accounting reporting, or the Company shall not have completed the Reorganization by the Reorganization Completion Date, Parent may notify the Holders and the Company, and the Holders shall, at Parent's direction, amend Schedule 6.09 as directed by Parent (and as reasonably satisfactory to the Holders) or abandon the Reorganization. If the Reorganization shall be abandoned, Parent, at its election, may notify the Holders that it desires the consummation of the Alternative Transaction in accordance with Exhibit B, and the Holders shall take all necessary actions to cause the Alternative Transaction to be consummated as promptly as possible in accordance with Exhibit B and this Agreement.

ARTICLE VIA
ADDITIONAL AGREEMENTS OF EACH HOLDER

        SECTION 6A.01    Vote in Favor of Transaction.    During the period commencing on the date hereof and terminating on the Closing Date, each Holder, solely in such Holder's capacity as a shareholder of the Company, agrees to vote (or cause to be voted) all of such Holder's Company Shares and any other Company Shares over which such Holder has voting control at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (i) against any Competing Transaction or any other action that could reasonably be expected to delay or not facilitate approval of the Transaction, (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Holder under this Agreement or that could reasonably be expected to result in any of the conditions to the Holders' obligations under this Agreement not being fulfilled, (iii) to approve, under Section 280G(b)(5) of the Code, any payments or benefits that would be considered "excess parachute payments" within the meaning of Section 280G of the Code, and (iv) in favor of any other matter relating to the consummation of the transactions contemplated by this Agreement including the Reorganization.

        SECTION 6A.02    No Solicitation of Transactions.    Each Holder shall not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction. Such Holder shall notify Parent immediately after receipt by such Holder (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to such Holder's properties, books or records by any person that informs or has informed such Holder that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. Such Holder shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Such Holder shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

        SECTION 6A.03    Transfer of Shares.    Each Holder shall not, directly or indirectly, (i) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Company Shares or any interest in the Company Shares, except pursuant to this Agreement, (ii) deposit any Company Shares or any interest in the Company Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Company Shares or grant any proxy with respect thereto or (iii) enter into any contract, commitment, option or other arrangement or undertaking (other than this Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Company Shares.

        SECTION 6A.04    Confidentiality.    Each of the Holders agrees to, and shall use such Holder's reasonable best efforts to cause its agents, representatives, affiliates, employees, officers and directors, in the case of a corporate entity, to:

          (a)  treat and hold as confidential (and not disclose or provide access to any person other than Parent and its agents, representatives, affiliates, employees, officers and directors) and to refrain from using any information relating to trade secrets, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Company, Parent, any affiliates of Parent or their businesses, including this Agreement and the agreements and transactions contemplated hereby;

          (b)  in the event that any Holder or any agent, representative, affiliate, employee, officer or director of such Holder, in the case of a corporate entity, becomes legally compelled to disclose any such information, provide Parent with prompt written notice of such requirement so that Parent or the Company may seek a protective order or other remedy or waive compliance with this SECTION 6A.04; and

          (c)  in the event that such protective order or other remedy is not obtained, or Parent waives compliance with this SECTION 6.A.04, furnish only that portion of such confidential information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information;

  provided, however, that this sentence shall not apply to any information that, (i) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Holder or such Holder's agents, representatives, affiliates, employees, officers or directors, in the case of a corporate entity, (ii) must be disclosed under applicable laws or regulations or judicial or administrative proceedings (subject to clauses (b) and (c) above), or (iii) shall be disclosed to such Holder's legal advisors who need to know such information in connection with advising Holder as to such Holder's legal rights and obligations. Each of the Holders agrees and acknowledges that remedies at law for any breach of such Holder's obligations under this SECTION 6A.04 are inadequate and that in addition thereto Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

        SECTION 6A.05    Waiver of Investors' Rights Agreement.    Each Holder hereby waives any provision of the Investors' Rights Agreement that is or, with the passage of time or the occurrence of events, could be inconsistent with or violated by a term of this Agreement or any agreement or transaction contemplated hereby. Each Holder intends that the foregoing waiver be read with, and to the extent necessary for effectiveness be deemed a single instrument including, any similar waivers set forth in agreements of form similar to this Agreement and any similar waiver by the Company.

        SECTION 6A.06    Additional Agreements.    Each Holder agrees to be bound by, and act in accordance with, the provisions set forth in SECTIONS 6.04(a) and (c), 6.05, 6.06 and 6.09.

ARTICLE VII
CONDITIONS TO THE TRANSACTION

        SECTION 7.01    Conditions to the Obligations of Each Party.    The respective obligations of the Holders, Parent and Purchase Sub to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a)    No Order.    No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States or Canada shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order") which is then in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction an no such Order shall be pending or threatened.

          (b)    No Termination.    This Agreement shall not have been terminated pursuant to the terms hereof.

        SECTION 7.02    Conditions to the Obligations of Parent and Purchase Sub.    The obligations of Parent and Purchase Sub to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a)    Representations and Warranties of the Company.    Each of the representations and warranties made by the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by the Company in this Agreement that are not qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

          (b)    Representations and Warranties of the Holders.    Each of the representations and warranties made by the Holders in this Agreement that are qualified as to materiality, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by the Holders in this Agreement that are not qualified as to materiality, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Shareholder's Representative to that effect;

          (c)    Agreements and Covenants of the Company.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

          (d)    Agreements and Covenants of the Holders.    The Holders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date and Parent shall have received a certificate of the Shareholder's Representative to that effect;

          (e)    Approvals.    Parent shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Schedule 7.02(e) or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Company Material Adverse Effect;

          (f)    No Company Material Adverse Effect.    No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Company Material Adverse Effect;

          (g)    Non-Solicitation and Non-Competition Agreements.    Each of the non-solicitation and non-competition agreements, substantially in the form attached hereto as Exhibit D entered into with the individuals set forth in Schedule 7.02(g) shall remain in full force and effect and shall not have been anticipatorially breached or repudiated by any of such individuals. The Non-Compete Agreement between Jeff Ellery and the Company dated June 18, 2001 shall remain in full force and effect and shall not have been anticipatorially breached or repudiated by such individual;

          (h)    No Restraints.    There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Transaction or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any portion of their respective businesses or assets;

          (i)    Escrow Agreement.    Parent, Purchase Sub, the Escrow Agent, the Shareholders' Representative and the Holders shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorially breached or repudiated;

          (j)    Termination of Company's 401(k) Plan.    The Company shall have terminated the Company's 401(k) Plan prior to the Closing, and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Plan;

          (k)    Opinion of the Holders' Counsel.    Parent shall have received the opinion of Stikeman Elliott, legal counsel to the Holders, which opinion shall be in a form reasonably acceptable to Parent and which will cover matters typically contained in legal opinions that are rendered in transactions of the nature contemplated by this Agreement;

          (l)    Estoppel Certificate.    Parent shall have received an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by each of the landlords for the real property leases set forth in Section 3.12 of the Disclosure Schedule;

          (m)    Employees.    90% of the individuals set forth in both Schedule 7.02(m)(i) and Schedule 7.02(m)(ii) shall be employed in good standing by the Company and shall have executed the Employment Confirmation Letters and Parent's standard Proprietary Information and Inventions Agreement;

          (n)    Board Resignations.    The Company shall have received written letters of resignation from each of the current members of the Board of Directors of the Company and each Subsidiary, in each case effective at the Closing Date;

          (o)    Termination of the Company's Agreements.    Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its shareholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have terminated prior to the Closing Date;

          (p)    Company Working Capital Compliance.    As of the Closing Date, the Company will calculate the working capital balance according to the guidelines set forth in the worksheet in Schedule 2.05(i)(l). The resulting working capital balance shall equal or exceed the difference of $22,093,000 less $40,000 for each calendar day that has elapsed from June 30, 2002 through the date of the close. By way of example, if the Closing were to occur on August 6, 2002, then the working capital balance must equal or exceed $22,093,000-($40,000*37 days) = $20,613,000.

          (q)    Sale of India Sub.    The Company shall have consummated the sale of the India Sub on terms and conditions substantially as set forth on Exhibit F;

          (r)    Proprietary Information and Inventions Agreement.    Each of the individuals set forth on Schedule 7.02(r) shall have entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit H; each such agreement shall be in full force and effect and shall not be anticipatorially breached or repudiated by any such individual.

          (s)    Reorganization.    The Reorganization shall either have been abandoned at Parent's direction pursuant to SECTION 6.09 or shall have occurred on or before the Reorganization Completion Date and neither the Company, Parent nor Purchase Sub shall have incurred any additional Liabilities as a result of the Reorganization.

          (t)    Secretary's Certificate.    Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company's current Articles of Incorporation and Bylaws and copies of the resolutions of the Company's Board of Directors and the Company's Shareholders approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request.

        SECTION 7.03    Conditions to the Obligations of the Holders.    The obligations of the Holders to consummate the Transaction are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties made by Parent and Purchase Sub in this Agreement that are qualified as to materiality, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by Parent in this Agreement that are not qualified as to materiality, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Shareholders' Representative shall have received a certificate of a duly authorized officer of Parent to that effect; and

          (b)    Agreements and Covenants.    Each of Parent and Purchase Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Shareholders' Representative shall have received a certificate of a duly authorized officer of Parent to that effect.

          (c)    Opinion of Parent's Counsel.    The Shareholders' Representative shall have received the opinion of legal counsel to Parent, which opinion will cover the matters set forth in Exhibit G attached hereto.

          (d)    Secretary's Certificate.    The Shareholders' Representative shall have received (i) a certificate executed by the Secretary of Parent attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company's current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company's Board of Directors approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as the Shareholders' Representative may reasonably request.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.01    Termination.    This Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing

Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

          (a)  by mutual written consent duly authorized by the Board of Directors of Parent and the Shareholder's Representative, on behalf of the Holders;

          (b)  by Parent or the Shareholder's Representative, on behalf of the Holders, if the Closing Date shall not have occurred on or before September 30, 2002; provided, however, that the right to terminate this Agreement under this SECTION 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before September 30, 2002;

          (c)  by Parent or the Shareholder's Representative, on behalf of the Holders, upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Transaction, (ii) prohibit Parent's ownership or operation of any portion of the business of the Company or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Transaction, any portion of the business or assets of the Company or Parent;

          (d)  by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company or the Holders set forth in this Agreement, or if any representation or warranty of the Company or the Holders shall have become untrue, in either case such that the conditions set forth in SECTION 7.02(a), (b), (c) or (d) would not be satisfied ("Terminating Breach"); provided, however, that, if such Terminating Breach is curable by the Company or the Holders through the exercise of their best efforts and for so long as the Company or the Holders continue to exercise such best efforts, Parent may not terminate this Agreement under this SECTION 8.01(d) unless such breach is not cured within 30 days after notice thereof is provided by Parent to the Company or the Shareholders' Representative, as the case may be (but no cure period is required for a breach that, by its nature, cannot be cured);

          (e)  by the Shareholder's Representative, on behalf of the Holders, upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Purchase Sub set forth in this Agreement, or if any representation or warranty of Parent and Purchase Sub shall have become untrue, in either case such that the conditions set forth in SECTION 7.03(a) and SECTION 7.03(b) would not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and for so long as Parent continues to exercise such best efforts, the Holders may not terminate this Agreement under this SECTION 8.01(e) unless such breach is not cured within 30 days after notice thereof is provided by the Holders to Parent (but no cure period is required for a breach that, by its nature, cannot be cured); or

          (f)    by the Shareholder's Representative, on behalf of the Holders, if (i) the Closing has not occurred on or before the end of the fourth business day following the full satisfaction of each of the conditions set forth in SECTIONS 7.01 and 7.02, (ii) at such time, the Company shall not be in breach of this Agreement and (iii) each of the parties (other than Parent) to the other Acquisition Documents shall not be in breach thereof.

        SECTION 8.02    Termination Payment.    If this Agreement shall be terminated by the Holders pursuant to SECTION 8.01(f), Parent shall pay to the Holders $2,500,000, such payment to be made within ten (10) days of receipt by Parent of notice of such termination and shall bear interest at the rate publicly announced by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.'s base rate. Such payment shall be accepted by the Holders as liquidated damages for any actual, alleged or deemed breach by Parent of this Agreement or any other Acquisition Document, and Parent shall not have any further liability or obligation to the Holders, Company, its stockholders or affiliates under, pursuant to or arising out of this Agreement, any other Acquisition Document or any of the transactions or matters contemplated thereby.

        SECTION 8.03    Effect of Termination.    In the event of termination of this Agreement pursuant to SECTION 8.01, this Agreement shall forthwith become void, there shall be no liability under this

Agreement on the part of Parent, or the Holders or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) this SECTION 8.03, SECTION 6.01(b), SECTION 8.02, and ARTICLE X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve the Company or the Holders from liability for the breach of any of their representations or warranties or the breach of any of their covenants or agreements set forth in this Agreement.

        SECTION 8.04    Amendment.    This Agreement may be amended by the parties hereto at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 8.05    Waiver.    At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein; provided, however, that no Holder can waive Parent's rights with respect to another Holder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX
INDEMNIFICATION

        SECTION 9.01    Survival of Representations and Warranties.    The representations and warranties of the Company contained in this Agreement and the Escrow Agreement and any other document or certificate delivered pursuant hereto (collectively, the "Acquisition Documents") shall survive until September 30, 2003. The representations and warranties of the Holders contained in the Acquisition Documents shall survive the Closing and shall not expire. The representations and warranties of Parent and Purchase Sub contained in the Acquisition Documents shall survive the Closing and shall not expire. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be affected by any investigation made at any time (whether before or after the Closing Date) by or on behalf of a party hereto or by any actual, implied or constructive knowledge or notice of any facts or circumstances that a party hereto may have as a result of any such investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by Parent of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations, except to the extent specifically set forth in such waiver. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent or Purchase Sub to the Company, the Holders or the Shareholders' Representative, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

        SECTION 9.02    Indemnification by the Holders.

          (a)  After the Closing Date, Parent, Purchase Sub and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be indemnified and held harmless by the Holders, severally, for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys', consultants' and experts' fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with U.S. GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, "Losses"), arising out of or resulting from:

            (i)    any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality (or similar qualifications) contained therein) made by the Company in the Acquisition Documents;

            (ii)  the breach of any covenant or agreement made by the Company (and to be performed prior to the Closing) in the Acquisition Documents;

            (iii)  Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right (with or involving the Company) to acquire the Company's capital stock or assets;

            (iv)  the Reorganization (including, without limitation, any costs arising from shareholder claims and any Liabilities of Holdco, as defined in Schedule 6.09); or

            (v)  the matters described on Schedule 9.02(a).

          (b)  As used herein, Losses are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties.

          (c)  Notwithstanding anything to the contrary contained in this Agreement, the indemnification provided in this ARTICLE IX, which indemnification shall be satisfied exclusively by the Escrow Fund, shall be the sole and exclusive post-Closing remedy available to the Parent Indemnified Parties against the Holders for any Losses except in connection with any claim under this Agreement for (A) non-monetary equitable remedies, (B) fraud or intentional misrepresentation, (C) Losses arising out of or resulting from any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality (or similar qualifications) contained therein) made by the Holders in the Acquisition Documents or (D) Losses arising out of or resulting from the breach of any covenant or agreement made by the Holders in the Acquisition Documents ((C) and (D) collectively, "Holder Breach Losses"). For the avoidance of doubt, the indemnification remedies available to the Parent Indemnified Parties against the Holders for Holder Breach Losses shall be governed by SECTION 9.02(e) and accordingly, shall not be limited by this SECTION 9.02(c).

          (d)  No indemnification payment by the Holders with respect to any indemnifiable Losses otherwise payable under SECTION 9.02(a)(i) and arising out of or resulting from the causes enumerated in SECTION 9.02(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $500,000, after which time the Holders shall be liable in full for all indemnifiable Losses (including the first $500,000); provided, however, that the limitations set forth in this clause 9.02(d) shall not be operative with respect to Losses arising from breaches of any of the representations and warranties set forth in SECTIONS 3.01, 3.02, 3.03, 3.04, 3.05 and 3.06.

          (e)  In addition to the Losses set forth in SECTION 9.02(a), after the Closing Date, Parent Indemnified Parties shall be indemnified and held harmless by each Holder for any Holder Breach Losses for which such Holder is responsible (but a Holder shall have no indemnification obligation for any Holder Breach Loss for which such Holder bears no responsibility). A Parent Indemnified Party may choose to seek indemnification payment from any such Holder through a claim on the Escrow Fund (which claim shall be paid by the Escrow Agent out of the funds attributable to such Holder's relative pro rata interest in the Escrow Fund) or otherwise (or both). Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims for non-monetary equitable remedies, the maximum liability of any Holder under this Agreement shall not exceed that portion of the Transaction Consideration received by such Holder pursuant to this Agreement.

          (f)    Parent, Purchase Sub, the Holders, and the Company agree to treat all indemnification payments payable pursuant to this Article IX as adjustments to the Transaction Consideration (to the maximum extent allowable under applicable law).

        SECTION 9.03    Indemnification Procedures.

          (a)  For purposes of this SECTION 9.03, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party which may be entitled to indemnification is referred to as the "Indemnified Party".

          (b)  The obligations and liabilities of Indemnifying Parties under this ARTICLE IX with respect to Losses arising from actual or threatened claims or demands by any third party that are subject to the indemnification provided for in this ARTICLE IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 45 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

          (c)  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance (for the avoidance of doubt, the Holders shall be entitled to assume the defense of the litigation described on Schedule 9.02). If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) that does not include as an unconditional term thereof the giving to the Indemnified

  Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) that exceeds the amount of cash remaining in the Escrow Fund.

          (d)  In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to SECTION 9.03(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

          (e)  In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to SECTION 9.03(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP).

        SECTION 9.04    GST.    If any payment made pursuant to this Article IX is subject to the goods and services tax provided for in the Excise Tax Act (Canada), as amended, or is deemed by that statute to be inclusive of goods and services tax, the party making the payment agrees to pay to the recipient thereof, in addition to the amount of the payment otherwise required, an additional amount equal to the payment multiplied by the applicable rate of goods and services tax.

        SECTION 9.05    Shareholders' Representative.

          (a)  Arjun Jasuja (such person and any successor or successors being the "Shareholders' Representative") shall act as the representative of the Holders, and shall be authorized to act on behalf of the Holders, and to take any and all actions required or permitted to be taken by the Shareholders' Representative under this Agreement, including, without limitation, with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this ARTICLE IX and with respect to any actions to be taken by the Shareholders' Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of certain amounts in the Escrow Fund to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Shareholders' Representative for the accomplishment of the foregoing). In all matters relating to this ARTICLE IX, the Shareholders' Representative shall be the only party entitled to assert the rights of the Holders, and the Shareholders' Representative shall perform all of the obligations of the Holders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Shareholders' Representative.

          (b)  The Holders shall be bound by all actions taken by the Shareholders' Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Shareholders' Representative shall promptly, and in any event within five business days, provide written notice to the Holders of any action taken on behalf of them by the Shareholders' Representative pursuant to the authority delegated to the Shareholders' Representative under this SECTION 9.05. The Shareholders' Representative shall at all times act in his or her capacity as Shareholders' Representative in a manner that the Shareholders' Representative believes to be in the best interest of the Holders. Neither the Shareholders' Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Shareholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders' Representative shall not exercise any discretion or take any action.

          (c)  Each of the Holders shall indemnify and hold harmless and reimburse the Shareholders' Representative from and against such Holder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders' Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders' Representative's gross negligence, bad faith or willful misconduct.

          (d)  Notwithstanding anything to the contrary herein (other than as set forth in SECTION 2.05(e)(i) and (ii)) or in the Escrow Agreement, the Shareholders' Representative is not authorized to, and shall not, accept on behalf of any Holder any Transaction Consideration to which such Holder is entitled under this Agreement and the Shareholders' Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Holder unless the Shareholders' Representative is expressly authorized to do so in a writing signed by such Holder.

ARTICLE X
GENERAL PROVISIONS

        SECTION 10.01    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this SECTION 10.01):

    (a)
    if to Parent or Purchase Sub:

      Liberate Technologies
      2 Circle Star Way
      San Carlos, CA 94070
      Facsimile No.: (650) 701-4999
      Attention: General Counsel

      with a copy to:

      Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
      155 Constitution Drive
      Menlo Park, California 94025
      Facsimile No.: (650) 321-2800
      Attention: Christopher D. Dillon

      Goodmans
      250 Yonge Street, Suite 2400, Box 24
      Toronto, Ontario M5B 2M6
      Facsimile No.: (416) 979-1234
      Attention: Neil Sheehy

    (b)
    if to the Company:

    Sigma Systems (Canada) Inc.
    Suite 1100, 55 York Street
    Toronto, Ontario
    Facsimile No.: (416) 365-9227
    Attention: Chief Financial Officer

    (c)
    if to the Holders and to any Holder:

    c/o Shareholders' Representative
    2212 Manor Hill Drive
    Mississauga, Ontario M5M 5B8
    Attention: Arjun Jasuja

    (d)
    if to the Shareholders' Representative:

    Shareholders' Representative
    c/o Arjun Jasuja
    2212 Manor Hill Drive
    Mississauga, Ontario M5M 5B8

        SECTION 10.02    Certain Definitions.

          (a)  As used in this Agreement, the following terms shall have the following meanings:

            (i)    "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

            (ii)  "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

            (iii)  "business day" means any day on which banks are not required or authorized to close in New York, New York or Toronto, Ontario.

            (iv)  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

            (v)  "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            (vi)  "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          (b)  The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section
2002 Plan	SECTION 3.04(b)
Acquisition Documents	SECTION 9.01
Adjusted Amounts	SECTION 2.05(d)
Affiliate	SECTION 10.02(a)
Agreement	Preamble
Alternative Transaction	Recitals
Amalco Class A Series-1 Share	SECTION 2.01(c)
Amalco Class A Series-2 Share	SECTION 2.01(c)
Amalco Class C Shares	SECTION 2.01(c)
Amalco Class D Shares	SECTION 2.01(c)
Amalco Class E Shares	SECTION 2.01(c)
Assets	SECTION 3.16
Audited Financial Statements	SECTION 3.08(a)
BCA	Preamble
Beneficial owner	SECTION 10.02(a)
Business day	SECTION 10.02(a)
California Plan	SECTION 3.04(b)
Certificate	SECTION 2.03(b)
Class A Series-1 Consideration	SECTION 2.01(c)
Class A Series-1 Fully Diluted Share Amount	SECTION 2.01(c)
Class A Series-1 Per Share Price	SECTION 2.01(c)
Class A Series-2 Consideration	SECTION 2.01(c)
Class A Series-2 Fully Diluted Share Amount	SECTION 2.01(c)
Class A Series-2 Per Share Price	SECTION 2.01(c)
Class C Consideration	SECTION 2.01(c)
Class C Fully Diluted Share Amount	SECTION 2.01(c)
Class C Per Share Price	SECTION 2.01(c)
Class D Consideration	SECTION 2.01(c)
Class D Fully Diluted Share Amount	SECTION 2.01(c)
Class D Per Share Price	SECTION 2.01(c)
Class E Consideration	SECTION 2.01(c)
Class E Fully Diluted Share Amount	SECTION 2.01(c)
Class E Per Share Price	SECTION 2.01(c)
Closing	SECTION 1.02
Closing Balance Sheet	SECTION 2.05(a)
Closing Cash Adjustment	SECTION 2.05(b)
Closing Company Certificate	SECTION 2.05(a)
Closing Date	SECTION 1.02
Closing Expense Deduction	SECTION 2.05(b)
COBRA	SECTION 3.11(d)
Code	SECTION 2.03(b)
Company	Preamble
Company Cash Balance	SECTION 2.05(h)
Company Cash Excess	SECTION 2.05(e)
Company Cash Shortfall	SECTION 2.05(e)
Company Class A Preferred Shares	Recitals
Company Class B Preferred Shares	Recitals
Company Class A Series-1 Preferred Shares	Recitals
Company Class A Series-2 Preferred Shares	Recitals
Company Common Shares	Recitals

Company Confidential Information	SECTION 3.14(f)
Company Disclosure Schedule	ARTICLE III
Company Expense Excess	SECTION 2.05(e)
Company Expense Shortfall	SECTION 2.05(e)
Company Intellectual Property	SECTION 3.14(a)
Company Material Adverse Effect	SECTION 3.01
Company Option	SECTION 3.04(b)
Company Permits	SECTION 3.07(a)
Company Preferred Shares	Recitals
Company Shares	Recitals
Company Transaction Expenses	SECTION 6.06
Company Working Capital	SECTION 2.05(h)
Competing Transaction	SECTION 6.02(b)
Control	SECTION 10.02(a)
Controlled by	SECTION 10.02(a)
Employee Obligation	SECTION 3.14(i)
Employment Confirmation Letter	SECTION 6.03(c)
Environmental Laws	SECTION 3.13(c)
Environmental Permits	SECTION 3.13(c)
ERISA	SECTION 3.11(a)
ERISA Affiliate	SECTION 3.11(a)
Escrow Account	SECTION 2.03(a)
Escrow Agent	SECTION 2.03(a)
Escrow Agreement	SECTION 2.03(a)
Escrow Amount	SECTION 2.03(a)
Escrow Fund	SECTION 2.03(a)
Exchange Act	SECTION 4.03(b)
Founder	SECTION 2.01(c)
Founder Aggregate Consideration	SECTION 2.01(c)
Governmental Entity	SECTION 3.06(b)
Hazardous Materials	SECTION 3.13(c)
Holdco	SECTION 2.01(d)
Holder	Preamble
Holder Breach Losses	SECTION 9.02(c)
Holder Disclosure Schedule	ARTICLE IIIA
Holders	Preamble
Indemnified Party	SECTION 9.03(a)
Indemnifying Party	SECTION 9.03(a)
Independent Auditors	SECTION 2.05(d)
Independent Auditors' Fees	SECTION 2.05(g)
Infringement	SECTION 3.14(a)
Intellectual Property	SECTION 3.14(a)
Interim Financial Statements	SECTION 3.08(a)
Inventions	SECTION 3.14(a)
Investors' Rights Agreement	SECTION 3.04(d)
IP Rights	SECTION 3.14(a)
ITA	SECTION 2.03(b)
Law	SECTION 3.06(a)
Legal Proceeding	SECTION 3.10(a)
Liabilities	SECTION 3.08(b)
Liens	SECTION 3.16
Losses	SECTION 9.02(a)
Marks	SECTION 3.14(a)

Material Contracts	SECTION 3.12(a)
Nicolle Agreements	SECTION 3.04(b)
Nicolle Parent Share	SECTION 2.04(a)
Non-Competition Agreement	Recitals
Non-Disclosure Agreement	SECTION 6.01(b)
Non-Resident Holder	SECTION 2.03(b)
Order	SECTION 7.01(a)
Outstanding Shares	SECTION 3.04(a)
Parent	Preamble
Parent Disclosure Schedule	ARTICLE IV
Parent Indemnified Parties	SECTION 9.02(a)
Parent Price	SECTION 2.04(a)
Person	SECTION 10.02(a)
Plan(s)	SECTION 3.11(a)
Post-Closing Certificate	SECTION 2.05(c)
Pre-Closing Company Certificate	SECTION 2.05(a)
Pre-Closing Transaction Expenses	SECTION 2.05(b)
Pre-Reorganization Company Shares	Recitals
Purchase Plan	SECTION 3.04(b)
Purchase Sub	Preamble
Reference Balance Sheet	SECTION 3.08(a)
Remittance Date	SECTION 2.03(b)
Reorganization	SECTION 6.09
Reorganization Completion Date	SECTION 6.09
Reorganization Parent Share	SECTION 2.04(a)
Representatives	SECTION 6.01(a)
Resolution Period	SECTION 2.05(d)
Shareholders' Representative	Preamble
Software	SECTION 3.14(j)
Source Materials	SECTION 3.14(c)
Stikeman	SECTION 1.02
Stock Plan	SECTION 3.04(b)
Subsidiaries	SECTION 3.03(a)
Subsidiary	SECTION 3.03(a)
Tax	SECTION 3.15(e)
Tax Authority	SECTION 3.15(e)
Tax Return(s)	SECTION 3.15(a)
Taxable	SECTION 3.15(e)
Taxable Quebec Property	SECTION 3.15(b)
Taxes	SECTION 3.15(e)
Terminating Parent Breach	SECTION 8.01(e)
Third Party Claims	SECTION 9.03(b)
Threshold Cash Balance	SECTION 2.05(b)
Threshold Transaction Expenses	SECTION 2.05(b)
Transaction	Recitals
Transaction Consideration	SECTION 2.01(c)
Transaction Expenses	SECTION 6.06
U.S. GAAP	SECTION 3.08(a)
Under Common Control with	SECTION 10.02(a)
Unit	SECTION 2.04(a)
Unresolved Items	SECTION 2.05(d)
Used	SECTION 3.14(a)
Withheld Amount	SECTION 2.03(b)

        SECTION 10.03    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

        SECTION 10.04    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and such parties respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        SECTION 10.05    Incorporation of Exhibits.    The Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        SECTION 10.06    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

        SECTION 10.07    Governing Law; Forum.    For purposes of any action between the parties hereto that is instituted by the Company, a Holder or the Shareholder's Representative and that arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement (other than any action arising out of or relating to the Escrow Agreement, which action is governed by the arbitration dispute resolutions set forth in the Escrow Agreement), this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any such action, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in San Mateo County, California or the United States District Court for the Northern District of California.

        For purposes of any action between the parties hereto that is instituted by Parent and that arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement (other than any action arising out of or relating to the Escrow Agreement, which action is governed by the arbitration dispute resolutions set forth in the Escrow Agreement), this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any such action, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in Ontario.

        SECTION 10.08    Waiver of Jury Trial.    Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        SECTION 10.09    Construction and Interpretation.

          (a)  For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

          (c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)  Except as otherwise indicated, all references in this Agreement to "Articles," "Sections," "Schedules" and "Exhibits" are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

          (e)  Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

        SECTION 10.10    Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        SECTION 10.11    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 10.12    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 10.13    Entire Agreement.    This Agreement (including the Exhibits, the Schedules, the Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        SECTION 10.14    Currency.    All dollar amounts referenced herein are to lawful currency of the United States of America.

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        IN WITNESS WHEREOF, each of the Holders, Parent and the Shareholders' Representative has executed or has caused this Agreement to be executed by a duly authorized entity as of the date first written above.

LIBERATE TECHNOLOGIES
By:	/s/Mitchell E. Kertzman Name: Title:
2014120 ONTARIO INC.
By:	/s/Coleman Sisson Name: Title:
SIGMA SYSTEMS GROUP (CANADA) INC.
By:	/s/Stephen Nicolle Name: Stephen Nicolle Title: CEO & President

KLEINER PERKINS CAUFIELD & BYERS
By:	/s/Raymond Lane Name: Raymond Lane Title: Partner
REDWOOD VENTURES IV, L.P.
By:	/s/Sanjiv Ahuja Name: Sanjiv Ahuja Title: Managing Member
MORGAN STANLEY DEAN WITTER EQUITY FUNDING INC.
By:	/s/James T. Keane Name: James T. Keane Title: Vice President
ORIGINATORS INVESTMENT PLAN, L.P.
By:	/s/James T. Keane Name: James T. Keane By: MSDW OIP Investors, Inc. James T. Keane Vice President
CISCO
By:	/s/Ammar Hanafi Name: Ammar Hanafi Title: Vice President, Strategy & Business Development

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

SHAREHOLDERS' REPRESENTATIVE
/s/Arjun Jasuja Arjun Jasuja, solely as Shareholders' Representative
HOLDCO
/s/Arjun Jasuja

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

/s/Witness Witness	/s/Dave Chanchlani Dave Chanchlani*
/s/Witness Witness	/s/Dave Chanchlani Sonia Chanchlani, by her lawful attorney*
/s/Witness Witness	/s/Dave Chanchlani Jaya Chanchlani, by her lawful attorney*
/s/Witness Witness	/s/Dave Chanchlani Tina Chanchlani, by her lawful attorney*
/s/Witness Witness	/s/Dave Chanchlani Neil Chanchlani, by his lawful attorney*
/s/Witness Witness	/s/Arjun Jasuja Arjun Jasuja*
/s/Witness Witness	/s/Arjun Jasuja Shashila Jasuja, by her lawful attorney*
/s/Witness Witness	/s/Arjun Jasuja Anita Jasuja, by her lawful attorney*

*
Denotes a Founder

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

/s/Witness Witness	/s/Arjun Jasuja Anil Jasuja, by his lawful attorney*
/s/Witness Witness	/s/Arjun Jasuja Mona Jasuja, by her lawful attorney*
/s/Witness Witness	/s/Peter McCormick Peter McCormick

*
Denotes a Founder

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

EXHIBIT LIST

Exhibit A	Holders' Company Shares
Exhibit B	Alternative Transaction
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Non-Solicitation and Non-Competition Agreement
Exhibit E	Reserved
Exhibit F	Form of India Stock Purchase Agreement
Exhibit G	Matters to be Covered by Parent's Counsel Legal Opinion
Exhibit H	Form of Proprietary Information and Inventions Agreement
Schedule 2.05(i)(1)	Initial Calculation of Working Capital and Cash Balance
Schedule 2.05(i)(2)	Sample Adjustments
Schedule 6.09	Reorganization
Schedule 7.02(e)	Required Consents
Schedule 7.02(g)	Individuals Required to Execute Non-Solicitation and Non-Competition Agreements
Schedule 7.02(m)	Employees
Schedule 7.02(r)	Proprietary Agreement Individuals
Schedule 9.02(a)	Indemnity Matters

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  Exhibit 2.5